Exhibit 10.1

License Agreement

This License Agreement is entered as of the Execution Date (as defined below), with certain provisions that go into effect as of the Effective Date (as defined below),

by and between

Genentech, Inc.

with an office and place of business at 1 DNA Way, South San Francisco, California 94080, (“Genentech”);

and

F. Hoffmann-La Roche Ltd

with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche,” Roche and Genentech together referred to as “GNE”)

on the one hand

and

Kiniksa Pharmaceuticals (UK), Ltd.

with an office and place of business at 23 Old Bond Street, London, UK, W1S 4PZ (“Kiniksa”)

on the other hand.

[**] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(a)(6)

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

RECITALS

WHEREAS, Kiniksa is developing vixarelimab, known as KPL-716 (the “Lead Antibody”), a fully human monoclonal antibody that targets the cytokine receptor subunit, oncostatin M (OSM) receptor (OSMR (as defined below)), and possesses proprietary technology and intellectual property rights relating thereto;

WHEREAS, GNE has expertise in the research, development, manufacture and commercialization of pharmaceutical products;

WHEREAS, GNE wishes to develop for commercialization the Licensed Antibodies and explore their potential applications;

WHEREAS, Kiniksa is willing to grant to GNE rights to use certain of its intellectual property rights to make, use, offer for sale, sell and import and export Licensed Antibodies and Licensed Products in the Territory for use in the Field (as such terms are respectively defined below), as contemplated herein; and

WHEREAS, GNE and Kiniksa agree that Kiniksa will perform certain activities to complete certain ongoing clinical studies, provide technology transfer, supply existing inventory and materials and manufacture certain quantities of clinical supply of Lead Antibody.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1	Affiliate

The term “Affiliate” shall mean, as of any point in time and so long as such relationship continues to exist, any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. Notwithstanding the foregoing, neither [***] will be considered an Affiliate of Kiniksa solely by reason of such control. Anything to the contrary in this paragraph notwithstanding, Chugai Pharmaceutical Co., Ltd, a Japanese corporation (“Chugai”) or its subsidiaries (if any) shall not be deemed as Affiliates of GNE unless GNE provides written notice to Kiniksa of its desire to include Chugai or its respective subsidiaries (as applicable) as Affiliate(s) of GNE.

1.2	Agreement

The term “Agreement” shall mean this document including any and all appendices and amendments to it as may be added or amended from time to time in accordance with the provisions of this Agreement.

1.3	Agreement Term

The term “Agreement Term” shall mean the period of time commencing on the Effective Date and, unless this Agreement is terminated sooner as provided in Article 18 (Term and Termination), expiring on the date when no royalty or other payment obligations under this Agreement are or will become due.

1.4	Alliance Manager

The term “Alliance Manager” has the meaning set forth in Section 5.9 (Alliance Manager).

1.5	Antibody

The term “Antibody” shall mean any immunoglobulin molecule [***] whether in [***] or any other [***] form, and will include (a) any [***] (b) any [***], and (c) any [***].

1.6	Antitrust Clearance Date

The term “Antitrust Clearance Date” shall mean the earliest date on which all applicable waiting periods and approvals required under Antitrust Laws in the United States with respect to the transactions contemplated under this Agreement have expired or have been terminated (in the case of waiting periods) or been received (in the case of approvals), in each case, without the imposition of any conditions.

1.7	Antitrust Filing

The term “Antitrust Filing” shall mean filings by Kiniksa and GNE with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) and any other applicable Governmental Authority in the Territory, as required under any Antitrust Laws with respect to the transactions contemplated under this Agreement, together with all required documentary attachments thereto.

1.8	Antitrust Laws

The term “Antitrust Laws” shall mean the HSR Act and any and all other Applicable Laws designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade.

1.9	APA Breach Claim

The term “APA Breach Claim” has the meaning set forth in Section 14.2.3 (GNE Opportunity to Cure APA Breach Claims on Kiniksa’s Behalf).

1.10	APA Milestone Shortfall

The term “APA Milestone Shortfall” has the meaning set forth in Section 9.3.1 (APA Milestone Shortfall).

1.11	[***] Forecast

The term “[***] Forecast” has the meaning set forth in Section 4.5.2 (Content of Reports).

1.12	Applicable Law

The term “Applicable Law” shall mean any law, statute, ordinance, code, rule or regulation that has been enacted by a Governmental Authority (including any Regulatory Authority) and is in force as of the Execution Date or comes into force as of the Effective Date or during the Agreement Term, in each case, to the extent that the same is applicable to the performance by the Parties of their respective obligations under this Agreement.

1.13	Bankruptcy Code

The term “Bankruptcy Code” has the meaning set forth in Section 19 (Bankruptcy).

1.14	Bioequivalent or Bioequivalence

The term “Bioequivalent” or “Bioequivalence” has the meaning set forth in Section 9.5.5 (Competing Drugs).

1.15	Biogen

The term “Biogen” has the meaning set forth in Section 1.16 (Biogen APA).

1.16	Biogen APA

The term “Biogen APA” shall mean that certain Asset Purchase Agreement between Kiniksa Pharmaceuticals, Ltd., a Bermuda exempted company (“Kiniksa Parent”), and Biogen MA Inc., a Massachusetts corporation (“Biogen”), dated as of September 7, 2016, as amended by Amendment No.1 to Asset Purchase Agreement, dated as of July 31, 2017, and as further amended by Amendment No.2 to Asset Purchase Agreement, effective as of the Effective Date (the “Biogen APA Amendment”).

1.17	Biogen APA Amendment

The term “Biogen APA Amendment” has the meaning set forth in Section 1.16 (Biogen APA).

1.18	Biogen Background IP Rights

The term “Biogen Background IP Rights” means (a) the Licensed Patent Rights licensed to Kiniksa under the Biogen APA as Background Licensed Patent Rights (as defined in the Biogen APA); and (b) the intellectual property rights sublicensed to Kiniksa under the Biogen APA as Background Sublicensed Intellectual Property (as defined in the Biogen APA).

1.19	Biogen Reversion

The term “Biogen Reversion” shall mean the occurrence of a termination of the Biogen APA pursuant to Section 8.2.1, Section 8.2.2, or Section 8.2.3 of the Biogen APA.

1.20	Biogen Side Letter

The term “Biogen Side Letter” shall mean that certain letter agreement entered into as of the Execution Date by and among GNE, Kiniksa and Biogen.

1.21	BLA

The term “BLA” shall mean a Biologics License Application, or similar application for marketing approval of the Licensed Products for use in the Field submitted to the FDA, or a foreign equivalent of the FDA.

1.22	Breaching Party

The term “Breaching Party” has the meaning set forth in Section 18.2.1 (Termination for Breach).

1.23	Business Day

The term “Business Day” shall mean 9:00 am to 5:00 pm local time on a day other than a Saturday, Sunday or bank or other public or federal holiday in New York, California, or Basel, Switzerland.

1.24	Calendar Quarter

The term “Calendar Quarter” shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31; provided that the first Calendar Quarter will begin on the Effective Date and the final Calendar Quarter will end on the last day of the Agreement Term.

1.25	Calendar Year

The term “Calendar Year” shall mean the period of time beginning on January 1 and ending December 31; provided that the first Calendar Year will begin on the Effective Date and end on December 31, and the final Calendar Year will end on the last day of the Agreement Term.

1.26	Chairperson

The term “Chairperson” has the meaning set forth in Section 5.2 (Members).

1.27	Change of Control

The term “Change of Control” shall mean, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than fifty percent (50%) of the total voting power of all of the then outstanding voting securities of such Party; (b) any merger, consolidation, recapitalization, or reorganization of such Party is consummated that would result in shareholders or equity holders of such Party immediately prior to such transaction owning fifty percent (50%) or less of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the shareholders or equity holders of such Party approve any plan of complete liquidation of such Party, or an agreement for the sale or disposition by such Party of all or substantially all of such Party’s assets, in each case, through one or more related transactions, other than to an Affiliate or pursuant to one or more related transactions that would result in shareholders or equity holders of such Party immediately prior to such transaction owning more than fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (d) the sale or transfer to any Third Party, in one or more related transactions, of all or substantially all of such Party’s consolidated assets taken as a whole.

1.28	Chugai

The term “Chugai” has the meaning set forth in Section 1.1 (Affiliate).

1.29	Clinical Study

The term “Clinical Study” shall mean a Phase II Study or Phase III Study, as applicable.

1.30	Clinical Supply Fee

The term “Clinical Supply Fee” has the meaning set forth in Section 9.2 (Fee upon Satisfaction of Clinical Supply by Required Supply Date).

1.31	Combination Product

The term “Combination Product” shall mean a Licensed Product that includes:

(a)	a single pharmaceutical formulation containing as its active ingredients both a Licensed Antibody and one or more other therapeutically or prophylactically active ingredients;

(b)	a combination therapy comprised of a Licensed Antibody and one or more other therapeutically or prophylactically active products, priced and sold in a single package containing such multiple products or packaged separately but sold together for a single price; or

(c)	a combination therapy comprised of a Licensed Antibody and a Companion Diagnostic, priced and sold in a single package containing such multiple products or packaged separately but sold together for a single price;

in each case, including all dosage forms, formulations, presentations, line extensions, and package configurations. Each of the therapeutically or prophylactically active ingredients or products other than the Licensed Antibody referred to in the foregoing clause (a) or (b) is an “Other Component”.

1.32	Commercially Reasonable Efforts

The term “Commercially Reasonable Efforts” shall mean such level of efforts consistent with the efforts GNE or Kiniksa, as applicable, devotes at the same stage of development or commercialization, as applicable, for its own internally developed (whether internally discovered or in-licensed) pharmaceutical products in a similar area with similar market potential, at a similar stage of their product life taking into account the existence of other competitive products in the market place or under development, the proprietary position of the product, the regulatory structure involved, the anticipated profitability of the product and other relevant factors. It is understood that such product potential may change from time to time based upon changing scientific, business and marketing, and return on investment considerations.

1.33	Companion Diagnostic

The term “Companion Diagnostic” shall mean any product that is used for predicting or monitoring the response of a human being to treatment with a Licensed Product (e.g., device, compound, kit, biomarker or service that contains a component that is used to detect or quantify the presence or amount of an analyte in a body or tissue that affects the pathogens of the disease).

1.34	Competing Drug

The term “Competing Drug” has the meaning set forth in Section 9.5.5 (Competing Drugs).

1.35	Compulsory Sublicense

The term “Compulsory Sublicense” shall mean, for a given country or region in the Territory, a license or sublicense of Licensed Patent Rights granted to a Third Party (a “Compulsory Sublicensee”) through the order, decree or grant of a Governmental Authority having competent jurisdiction in such country or region, authorizing such Third Party to manufacture, use, sell, offer for sale, import or export a Licensed Product in such country or region.

1.36	Compulsory Sublicense Compensation

The term “Compulsory Sublicense Compensation” shall mean for a given country or region in the Territory, the compensation paid to GNE and its Affiliates by a Compulsory Sublicensee for its Compulsory Sublicense.

1.37	Compulsory Sublicensee

The term “Compulsory Sublicensee” has the meaning set forth in Section 1.35 (Compulsory Sublicense).

1.38	Confidential Information

The term “Confidential Information” shall mean the terms of this Agreement and any and all information (including business or financial information), data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”). Confidential Information shall not include any information, data or know-how that:

(i)

was generally available to the public at the time of disclosure, or becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates,

(ii)	can be evidenced by written records to have been already known to the Receiving Party or its Affiliates prior to its receipt from the Disclosing Party,

(iii)	is obtained at any time lawfully from a Third Party under circumstances permitting its use or disclosure,

(iv)	is developed independently by the Receiving Party or its Affiliates as evidenced by written records other than through knowledge of Confidential Information of the Disclosing Party, or

(v)	is approved in writing by the Disclosing Party for release by the Receiving Party.

1.39	Continuation Election Notice

The term “Continuation Election Notice” shall mean the notice Kiniksa provides to GNE under Section 18.6.1 (Effects of Termination) describing (a) Kiniksa’s bona fide intentions to continue ongoing development and commercialization of Licensed Product(s); and (b) Kiniksa’s request for GNE’s continuation of activities during the termination period or transfer of the data, material and information relating to the Licensed Product(s) in accordance with Section 18.6.1 (Effects of Termination).

1.40	Control

The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls,” “Controlled” or “Controlling”) (a) with respect to Patent Rights or Know-How, the possession by a Party or its Affiliates of the right to transfer or grant a license, sublicense, or other rights to such Patent Rights or Know-How without violating the terms of any agreement or arrangement between such Party and any other party and without violating any Applicable Law; and (b) with respect to proprietary materials, the possession by a Party or its Affiliates of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any other party and without violating any Applicable Law.  Notwithstanding the foregoing, no Patent Right or Know-How will be “Controlled” by either Party or its Affiliates hereunder if such Patent Right or Know-How is owned or in-licensed by a Third Party that becomes an Affiliate of such Party after the Effective Date as a result of a Change of Control of such Party; provided that (i) prior to the date of such transaction, neither such Party nor any of its Affiliates had any rights to any such Patent Rights or Know-How, and (ii) any such Patent Rights or Know-How are not used after the consummation of such Change of Control in the exercise of such Party’s rights or performance of its obligations under this Agreement.

1.41	Cover

The term “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe a patent in the absence of a license under or ownership in such patent or, with respect to a patent application, would infringe a claim included in such patent application if such patent application were to issue as a patent. The determination of whether the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation, process or product is Covered by a particular Patent Right shall be made on a country-by-country basis.

1.42	Data Subjects

The term “Data Subjects” has the meaning set forth in Section 7.3 (Data Privacy).

1.43	Decision Period

The term “Decision Period” has the meaning set forth in Section 13.6.2 (GNE Right).

1.44	Delivery Material

The term “Delivery Material” has the meaning set forth in Section 7.2 (Shipment).

1.45	Disclosing Party

The term “Disclosing Party” has the meaning set forth in Section 1.38 (Confidential Information).

1.46	Disposition Transaction

The term “Disposition Transaction” has the meaning set forth in Section 9.5.8 (Disposition of Rights to Payment).

1.47	DOJ

The term “DOJ” has the meaning set forth in Section 1.7 (Antitrust Filing).

1.48	DP Resupply

The term “DP Resupply” has the meaning set forth in Section 6.1.2.2 (Kiniksa Clinical Supply for GNE Development).

1.49	Effective Date

Subject to Section 20.18.3 (Effective Date; Effective Date Representations and Warranties), the term “Effective Date” shall mean the later of (a) the date of the last signature of this Agreement, or (b) if an Antitrust Filing is made, the first Business Day immediately following the Antitrust Clearance Date.

1.50	EMA

The term “EMA” shall mean the European Medicines Agency or any successor agency or authority thereto.

1.51	Execution Date

The term “Execution Date” shall, subject to the last paragraph of Section 20.18.4 (Provisions Effective on the Execution Date), mean August 2, 2022.

1.52	Existing Lead Antibody Patent Rights

The term “Existing Lead Antibody Patent Rights” shall mean Existing Licensed Patent Rights that, as of the Effective Date, contain one or more claims that Cover the Lead Antibody.

1.53	Existing Licensed Patent Rights

The term “Existing Licensed Patent Rights” shall mean the Patent Rights listed on Appendix 14.1.4(a).

1.54	FDA

The term “FDA” shall mean the Food and Drug Administration of the United States of America or any successor agency or authority thereto.

1.55	FDCA

The term “FDCA” shall mean the Food, Drug and Cosmetics Act, as amended.

1.56	Field

The term “Field” shall mean all uses.

1.57	First Commercial Sale

The term “First Commercial Sale” shall mean, with respect to any Licensed Product in any country in the Territory, the first sale, transfer or disposition for value to an end user of that Licensed Product in that country after Marketing Authorization for that Licensed Product has been received in that country; provided, that, the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sublicensee (unless the Affiliate or Sublicensee is the last entity in the distribution chain of the Licensed Product), or (b) any transfers of a Licensed Product without consideration or for nominal consideration for use in any Clinical Study, or for any bona fide charitable, compassionate use or indigent patient program purpose where Licensed Products are sold at or below cost of goods sold or as a sample.

1.58	Force Majeure Event

The term “Force Majeure Event” shall mean an event beyond the reasonable control of the affected Party and not caused by the fault or negligence of such Party that prevents or substantially interferes with or delays the performance by such Party of any of its obligations hereunder, which may include an embargo, war, act of war (whether war be declared or not), act of terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, fire, flood, earthquake, epidemic, pandemic (including the Covid-19 pandemic) or other act of God or act, omission or delay in acting by any Governmental Authority.

1.59	FTC

The term “FTC” has the meaning set forth in Section 1.7 (Antitrust Filing).

1.60	FTC Letter

The term “FTC Letter” has the meaning set forth in Section 1.6 (Antitrust Clearance Date).

1.61	Fundamental Representations

The term “Fundamental Representations” shall mean the representations and warranties of Kiniksa under Section 14.1.1 (Safety Data), Section 14.1.4 (Licensed IP), Section 14.1.5 (Inventors), Section 14.1.6 (Grants), Section 14.1.7 (Authorization), Section 14.1.8 (Control of Licensed IP), Section 14.1.9 (Control of In Progress PN Study Data), Section 14.1.10 (Validity of Patent Rights), Section 14.1.11 (Ownership and Legitimacy of Know-How, Kiniksa Cell Line Materials and Inventory), Section 14.1.12 (Existing Clinical Supply of Lead Product), Section 14.1.14 (DP Resupply), and Section 14.2.1 (Biogen APA).

1.62	Genentech

The term “Genentech” has the meaning set forth on the cover page.

1.63	GNE

The term “GNE” has the meaning set forth on the cover page.

1.64	GNE Caused Required Date Failure

The term “GNE Caused Required Date Failure” has the meaning set forth in Section 5.6.3(b) (Failure to Reach Consensus; Limited Escalation).

1.65	GNE Group

The term “GNE Group” shall mean collectively GNE, its Affiliates and its Sublicensees.

1.66	GNE Indemnitees

The term “GNE Indemnitees” has the meaning set forth in Section 15.2 (Indemnification by Kiniksa).

1.67	GNE Invention

The term “GNE Invention” has the meaning set forth in Section 1.87 (Invention).

1.68	GNE Know-How

The term “GNE Know-How” shall mean all Know-How that GNE or its Affiliates Control on the effective date of termination of this Agreement that is necessary for, and has prior to the date of such termination actually been utilized by or on behalf of GNE or its Affiliates, for the discovery, manufacture, development or commercialization of the Reversion Product(s).

1.69	GNE Patent Rights

The term “GNE Patent Rights” shall mean all Patent Rights Covering the GNE Know-How.

1.70	Governmental Authority

The term “Governmental Authority” shall mean any court, agency, department, authority, tribunal, or other instrumentality of any supra-national, national, state, provincial, county, city, or other political subdivision.  For clarity, Governmental Authorities include all Regulatory Authorities.

1.71	Handle

The term “Handle” shall mean preparing, filing, prosecuting (including interferences, reissue, re-examination, post-grant reviews, inter-partes reviews, derivation proceedings and opposition proceedings) and maintaining.

1.72	HSR Act

The term “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act.

1.73	IFRS

The term “IFRS” shall mean International Financial Reporting Standards.

1.74	In Progress PN Study

The term “In Progress PN Study” shall mean the Clinical Study for the Lead Antibody covered by and as described in the ClinicalsTrials.gov identifier NCT03816891.

1.75	In Progress PN Study Data

The term “In Progress PN Study Data” shall mean all data and information Controlled by Kiniksa or its Affiliates that is generated by, or on behalf of, Kiniksa, in the conduct of the In Progress PN Study.

1.76	IND

The term “IND” shall mean an investigational new drug application as defined in the FDCA and applicable regulations promulgated by the FDA, or the equivalent application to the equivalent agency in any other country or group of countries (e.g., outside the US, Clinical Trial Applications (CTAs)), the filing of which is necessary to commence clinical testing of the Licensed Products in humans.

1.77	IND Transfer Request Date

The term “IND Transfer Request Date” shall mean the date that GNE in writing requests Kiniksa to transfer regulatory responsibility for the In Progress PN Study to GNE, which date shall be no later than [***] days following Kiniksa’s completion of the In Progress PN Study (including completion of the associated final clinical study report therefor).

1.78	Indemnified Party

The term “Indemnified Party” has the meaning set forth in Section 15.3 (Procedure).

1.79	Indemnifying Party

The term “Indemnifying Party” has the meaning set forth in Section 15.3 (Procedure).

1.80	Indication

The term “Indication” shall mean any human indication, disease or condition in the Field that can be treated, prevented, cured or the progression of which can be delayed, excluding an expansion of label claim for an already approved indication. Examples of label expansion include [***].  However, the following shall apply:  (a) [***] will be considered as separate Indications; and (b) [***] will be considered a subpopulation of [***] such that in the event that a milestone event is achieved for either [***] or [***], both [***] and [***] will be considered a single Indication.

1.81	Infringement

The term “Infringement” has the meaning set forth in Section 13.6.1 (Notice).

1.82	Infringement Response

The term “Infringement Response” has the meaning set forth in Section 13.6.2 (GNE Right).

1.83	Initial Drug Supply

The term “Initial Drug Supply” has the meaning set forth in Section 6.1.2.2 (Kiniksa Clinical Supply for GNE Development).

1.84	Initiating Party

The term “Initiating Party” has the meaning set forth in Section 13.6.4 (Enforcement Costs and Allocation of Recovery).

1.85	Initiation

The term “Initiation” shall mean, with respect to a Clinical Study, the first date that a subject (healthy volunteer or patient) is first dosed with the applicable Licensed Product in such Clinical Study.

1.86	Insolvency Event

The term “Insolvency Event” shall mean circumstances under which a Party (i) has a receiver or similar officer appointed over all or a material part of its assets or undertaking; (ii) passes a resolution for winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction); (iii) enters into any composition or arrangement with its creditors (other than relating to a solvent restructuring); or (iv) ceases to carry on business.

1.87	Invention

The term “Invention” shall mean an invention that is conceived or reduced to practice in connection with any activity carried out pursuant to this Agreement. Under this definition, an Invention may be conceived by employees of Kiniksa solely or jointly with a Third Party (a “Kiniksa Invention”), by employees of the GNE Group solely or jointly with a Third Party (a “GNE Invention”), or jointly by employees of Kiniksa and employees of the GNE Group with or without a Third Party (a “Joint Invention”). For clarity, inventorship will be determined in accordance with the last sentence of the first paragraph of Section 13.1 (Ownership of Inventions), and to the extent applicable thereunder, Joint Inventions may include any Inventions conceived jointly by employees of Kiniksa and employees of the GNE Group, whether the conception by employees of Kiniksa occurred prior to the Effective Date or during the Agreement Term.

1.88	Inventory

The term “Inventory” shall mean all existing clinical and non-clinical grade drug product and drug substance, active pharmaceutical ingredient, intermediates and raw materials associated with Licensed Antibodies in the Control of Kiniksa (or its Affiliates), as well as any other existing Materials (such as reference standards and retention samples, critical assay reagents and cell banks), and packaging Controlled by Kiniksa (or its Affiliates) and associated with such Licensed Antibodies and Licensed Products containing therein; provided, however, Inventory does not include the drug substance, drug product and placebos to be supplied by Kiniksa in accordance with Section 6.1.2 (Kiniksa Responsibility for Certain Clinical Supply of Lead Antibody), including for the In Progress PN Study, the Initial Drug Supply and the DP Resupply, and any other supply pursuant to Section 6.1.2.5 (Additional Clinical Supply Obligations and Specifications).

1.89	Joint Invention

The term “Joint Invention” has the meaning set forth in Section 1.87 (Invention).

1.90	Joint Know-How

The term “Joint Know-How” shall mean Know-How that is made jointly by employees of Kiniksa or its Affiliates and the GNE Group, with or without a Third Party, in connection with any activity carried out pursuant to this Agreement, including all Joint Inventions.

1.91	Joint Patent Rights

The term “Joint Patent Rights” shall mean all Patent Rights Covering a Joint Invention.

1.92	JTC

The term “JTC” shall mean the joint transition committee described in Article 5 (Governance).

1.93	Kiniksa

The term “Kiniksa” shall have the meaning set forth on the cover page.

1.94	Kiniksa Cell Line Materials

The term “Kiniksa Cell Line Materials” shall mean the cell lines and cell banks currently used or held for use by or on behalf of Kiniksa (or its Affiliates) to manufacture or produce the Lead Antibody.

1.95	Kiniksa Development Activities

The term “Kiniksa Development Activities” shall have the meaning set forth in Section 4.2 (Development by Kiniksa).

1.96	Kiniksa Development Plan

The term “Kiniksa Development Plan” shall mean the written development plan for the conduct of the Kiniksa Development Activities attached as Appendix 1.96, as it may be amended in accordance with this Agreement.

1.97	Kiniksa Indemnitees

The term “Kiniksa Indemnitees” shall have the meaning set forth in Section 15.1 (Indemnification by GNE).

1.98	Kiniksa Invention

The term “Kiniksa Invention” shall have the meaning set forth in Section 1.87 (Invention).

1.99	Kiniksa Parent

The term “Kiniksa Parent” shall have the meaning set forth in Section 1.16 (Biogen APA).

1.100	Kiniksa Transition Activities

The term “Kiniksa Transition Activities” shall mean Kiniksa’s obligations to (a) complete the Kiniksa Development Activities in accordance with Section 4.2 (Development by Kiniksa), (b) conduct the technology and Inventory and Kiniksa Cell Line Materials transfer activities in accordance with Article 7 (Technology and Material Transfer), and (c) manufacture or have manufactured, or otherwise supply the clinical supply of Lead Antibody in accordance with Section 6.1.2 (Kiniksa Responsibility for Certain Clinical Supply of Lead Antibody).

1.101	Know-How

The term “Know-How” shall mean data, knowledge and information, including materials, samples, chemical manufacturing and control data, toxicological data, pharmacological data,

preclinical and clinical data, assays, platforms, formulations, specifications, processes, and quality control testing data, that are confidential.

1.102	Knowledge

The term “Knowledge” shall mean, with respect to Kiniksa, [***].

1.103	Lead Antibody

The term “Lead Antibody” shall have the meaning set forth in the Recitals.

1.104	Licensed Antibody

The term “Licensed Antibody” shall mean (a) the Lead Antibody or BIIB22G11; (b) any other Antibody that is, as of the Effective Date, Covered by one or more claims in the Existing Lead Antibody Patent Rights; or (c) [***].

1.105	Licensed IP

The term “Licensed IP” shall mean the Licensed Know-How and Licensed Patent Rights.

1.106	Licensed Know-How

The term “Licensed Know-How” shall mean all Know-How Controlled by Kiniksa, except the Joint Know-How, that is (a) as of the Effective Date, necessary or reasonably useful, or (b) following the Effective Date during the Agreement Term, necessary, in each case (both (a) and (b)) to develop, have developed, make, have made, use, have used, register, have registered, perform medical affairs with respect to, sell, have sold, offer for sale, import, or export Licensed Antibodies or Licensed Products in the Field.

1.107	Licensed Patent Rights

The term “Licensed Patent Rights” shall mean all Patent Rights Controlled by Kiniksa, other than the Joint Patent Rights, as of the Effective Date or during the Agreement Term that claim or disclose the Licensed Know-How, and includes the Existing Licensed Patent Rights.

1.108	Licensed Product

The term “Licensed Product” shall mean any product, including any Combination Product, that contains or incorporates a Licensed Antibody. [***]

1.109	Marketing Authorization

The term “Marketing Authorization” shall mean, on a country-by-country basis, for a given Licensed Product, the regulatory approval required by Applicable Law to sell such Licensed Product in a country or region in the Territory. For example, (a) “Marketing Authorization” in the United States means final approval of an NDA, sNDA, BLA or sBLA permitting marketing of such Licensed Product in interstate commerce in the United States; (b) “Marketing Authorization” in Europe means marketing authorization for such Licensed Product granted either by a Regulatory Authority in any country in Europe or by the EMA pursuant to Council Directive 2001/83/EC, as amended, or Council Regulation 2309/93/EEC, as amended.

1.110	Materials

The term “Materials” shall mean any materials relating to the Licensed Antibody or Licensed Product, including chemical or biological substances such as: (i) vector or construct, whether plasmid, phage, virus or any other type; (ii) host organism, including bacteria and eukaryotic cells; (iii) eukaryotic or prokaryotic cell line or expression system; (iv) protein, including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or peptide or enzyme; (v) genetic material, including any genetic control element (e.g., promoters); (vi) assay or reagent or other raw materials; or (vii) human biological samples from Clinical Studies conducted by Kiniksa for Licensed Antibody or Licensed Product.

1.111	Member

The term “Member” shall have the meaning set forth in Section 5.2 (Members).

1.112	Negotiation Period

The term “Negotiation Period” has the meaning set forth in Section 9.5.8 (Disposition of Rights to Payment).

1.113	Net Sales

The term “Net Sales” shall mean, for a Licensed Product in a particular period, (a) the amount calculated by subtracting from the Sales of such Licensed Product for such period: (i) a lump sum deduction of [***] of Sales in lieu of those deductions that are not accounted for on a Licensed Product-by-Licensed Product basis (e.g., freight, postage charges, transportation insurance, packing materials for dispatch of goods, custom duties); (ii) uncollectible amounts accrued during such period based on a proportional allocation of the total bad debts accrued during such period and not already taken as a gross-to-net deduction in accordance with the then currently used IFRS in the calculation of Sales of such Licensed Product for such period; (iii) credit card processing fees accrued during such period on such Sales and not already taken as a gross-to-net deduction in accordance with the then currently used IFRS in the calculation of Sales of such Licensed Product for such period; and (iv) government mandated fees and taxes and other government charges accrued during such period not already taken as a gross-to-net deduction in accordance with the then currently used IFRS in the calculation of Sales of such Licensed Product for such period, including, for example, any fees, taxes or other charges that become due in connection with any healthcare reform, change in government pricing or discounting schemes, or other action of a government or regulatory body; and (b) any Compulsory Sublicense Compensation received by the GNE Group in such period. To the extent any of the deduction classes specified in clause (a) above are costs applicable to more than one GNE product, GNE shall fairly allocate such costs among such products in a manner consistent with its internal cost accounting practices. For clarity, no deductions taken in calculating Sales under Section 1.142 (Sales) may be taken a second time in calculating Net Sales.

1.114	Non-Breaching Party

The term “Non-Breaching Party” shall have the meaning set forth in Section 18.2.1 (Termination for Breach).

1.115	OSMR

The term “OSMR” shall mean the oncostatin M receptor, one of the receptor proteins for oncostatin M that in humans is encoded by the OSMR gene.

1.116	Party

The term “Party” shall mean Kiniksa or GNE, as the case may be, and “Parties” shall mean Kiniksa and GNE collectively.

1.117	Patent Rights

The term “Patent Rights” shall mean the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including any divisionals, continuations, continuations-in-part, substitutions, patents of addition, reissues, extensions, re-examinations or renewal applications related to, or claiming priority to, the foregoing (including any supplemental patent certificates) or any confirmation patent or registration patent, and all patents issuing on, and all foreign counterparts of, any of the foregoing.

1.118	Payment Currency

The term “Payment Currency” has the meaning set forth in Section 10.3 (Method of Payment).

1.119	Payment Rights

The term “Payment Rights” has the meaning set forth in Section 9.5.8 (Disposition of Rights to Payment).

1.120	Peremptory Notice Period

The term “Peremptory Notice Period” has the meaning set forth in Section 18.2.1 (Termination for Breach).

1.121	Pharmacovigilance Agreement

The term “Pharmacovigilance Agreement” shall mean an agreement entered into by the Parties to set forth the responsibilities and obligations of the Parties with respect to the procedures and timeframes for compliance with Applicable Laws pertaining to safety of the Licensed Product and its related activities.

1.122	Phase II Study

The term “Phase II Study” shall mean a human clinical trial conducted in any country that would satisfy the requirements of 21 CFR 312.21(b) and is intended to explore one or more doses, dose response, and duration of effect, and to generate initial evidence of clinical activity and safety, for any product in the target patient population. For clarity, a Phase IIa or Phase IIb clinical trial shall be classified as a “Phase II Study.”

1.123	Phase III Study

The term “Phase III Study” shall mean a human clinical trial in an extended human patient population designed to obtain data determining efficacy and safety of any product to support Marketing Authorizations in the proposed therapeutic Indication, as more fully defined in 21 C.F.R. §312.21(c), or its successor regulation, or the equivalent in any foreign country. For clarity, a Phase IIIa or Phase IIIb clinical trial shall be classified as a “Phase III Study.”

1.124	PII/Samples

The term “PII/Samples” has the meaning set forth in Section 18.6.3.3 (Limitations on Grant-Backs; Transfer Expenses).

1.125	PN Study Know-How

The term “PN Study Know-How” has the meaning set forth in Section 14.1.8 (Control of Licensed IP).

1.126	Publishing Notice

The term “Publishing Notice” has the meaning set forth in Section 17.5 (Publications).

1.127	Quality Agreement

The term “Quality Agreement” has the meaning set forth in Section 6.1.3 (Quality Agreement).

1.128	Receiving Party

The term “Receiving Party” has the meaning set forth in Section 1.38 (Confidential Information).

1.129	Regulatory Authority

The term “Regulatory Authority” shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing, marketing, pricing or sale of a Licensed Product, including the FDA, the EMA, and the European Commission.

1.130	Regulatory Exclusivity

The term “Regulatory Exclusivity” shall mean, with respect to any Licensed Product in any country or jurisdiction in the Territory, the period of time during which: (a) a Party or its Affiliate or sublicensee has been granted any exclusive marketing rights, other than a Patent Right, by any Governmental Authority under Applicable Law that prevents Third Parties from selling such Licensed Product in such country or jurisdiction, including orphan drug exclusivity, pediatric exclusivity, rights conferred in the US under the FDCA, in the European Union under Directive 2001/83/EC, or rights similar thereto in other countries or regulatory jurisdictions in the Territory; or (b) the data and information submitted by a Party or its Affiliate or sublicensee to the relevant Regulatory Authority in such country or jurisdiction for purposes of obtaining Marketing Authorization of such Licensed Product may not be disclosed, referenced, or relied upon in any way by any Third Party or such Regulatory Authority to support Marketing Authorization of any product by any Third Party in such country or jurisdiction, or if such data and information is disclosed, referenced, or relied upon to support a Marketing Authorization granted to any Third Party in such country or jurisdiction, then such product may not be placed on the market for any indication.

1.131	Regulatory Filing

The term “Regulatory Filing” shall mean, collectively: (a) any IND, CTA, Marketing Authorization Application, BLA, sBLA, establishment license application, drug master file, application for designation as an “Orphan Drug” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FDCA (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FDCA (21 U.S.C. § 355(b)(4)(B)) and all other similar filings (including counterparts of any of the foregoing in any country or region in the Territory); (b) all supplements and amendments to any of the foregoing; and (c) all data and other information contained in, and correspondence relating to, any of the foregoing.

1.132	Rep Failure

The term “Rep Failure” has the meaning set forth in Section 20.18.3 (Effective Date; Effective Date Representations and Warranties).

1.133	Report

The term “Report” has the meaning set forth in Section 4.5.1 (Records; Reports).

1.134	Residual WCB

The term “Residual WCB” has the meaning set forth in Section 6.1.2.3 (Residual WCB).

1.135	Reversion Negotiation Expiration

The term “Reversion Negotiation Expiration” has the meaning set forth in Section 18.6.1(d) (Effects of Termination).

1.136	Required Supply Date

The term “Required Supply Date” has the meaning set forth in Section 6.1.2.2 (Kiniksa Clinical Supply for GNE Development).

1.137	Reversion Product

The term “Reversion Product” has the meaning set forth in Section 18.6.1 (Effects of Termination).

1.138	Roche

The term “Roche” has the meaning set forth on the cover page.

1.139	ROFN Exercise Period

The term “ROFN Exercise Period” has the meaning set forth in Section 9.5.8 (Disposition of Rights to Payment).

1.140	ROFN Notice

The term “ROFN Notice” has the meaning set forth in Section 9.5.8 (Disposition of Rights to Payment).

1.141	Royalty Term

The term “Royalty Term” shall mean, with respect to a given Licensed Product and for a given country, the period of time commencing on the date of First Commercial Sale of the Licensed Product in such country and ending on the latest of (a) the expiration of the last to expire Valid Claim within the [***] that Covers the [***] of such Licensed Product in such country; (b) the expiration of Regulatory Exclusivity in such country, and (c) ten (10) years from the date of the First Commercial Sale of such Licensed Product in such country.

1.142	Sales

The term “Sales” shall mean, for a Licensed Product in a particular period, the sum of (i) and (ii):

(i)

the amount stated in the Roche Holding AG “Sales” line of its externally published audited consolidated financial statements with respect to such Licensed Product for such period (excluding sales to any Sublicensees that are not Affiliates of GNE, or by any Compulsory Sublicensee). This amount reflects the gross invoice price at which such Licensed Product was sold or otherwise disposed of (other than for use as clinical supplies or free samples) by GNE and its Affiliates to such Third Parties (excluding sales to any Sublicensees that are not Affiliates of GNE or to any Compulsory Sublicensee) in such period reduced by gross-to-net deductions, if not previously deducted from such invoiced amount, taken in accordance with the then currently used IFRS.

By way of example, the gross-to-net deductions taken in accordance with IFRS as of the Effective Date include items such as the following:

[***]

(ii)

for Sublicensees that are not GNE Affiliates [***], the sales amounts reported to GNE and its Affiliates in accordance with the sublicense contractual terms and their then-currently used accounting standards. For the purpose of clarity, any such Sublicensee sales as reported to GNE in accordance with [***] shall be excluded from the sales amount.

1.143	Settlement

The term “Settlement” has the meaning set forth in Section 13.6.6 (Settlement).

1.144	Sublicensee

The term “Sublicensee” shall mean a person or entity to which GNE has licensed rights (through one or multiple tiers), other than a Compulsory Sublicensee, pursuant to this Agreement.

1.145	Subsequent Clinical Study-Related Contracts

The term “Subsequent Clinical Study-Related Contracts” has the meaning set forth in Section 7.4.1 (Subsequent Clinical Study-Related Contracts).

1.146	Suit Notice

The term “Suit Notice” has the meaning set forth in Section 13.6.2 (GNE Right).

1.147	Tech Transfer

The term “Tech Transfer” shall mean the transfer of the Transfer Know-How and Materials to GNE pursuant to Article 7 (Technology and Material Transfer).

1.148	Tech Transfer Plan

The term “Tech Transfer Plan” shall mean the plan for transfer of the Transfer Know-How and Materials to GNE set forth on Appendix 1.148, as it may be amended in accordance with this Agreement.

1.149	Territory

The term “Territory” shall mean all countries of the world.

1.150	Third Party

The term “Third Party” shall mean a person or entity other than (i) Kiniksa or any of its Affiliates or (ii) GNE or any other member of the GNE Group.

1.151	Transfer Know-How and Materials

The term “Transfer Know-How and Materials” has the meaning set forth in Section 7.1.1 (Transfer Obligations).

1.152	US

The term “US” shall mean the United States of America and its territories and possessions.

1.153	US$

The term “US$” shall mean US dollars.

1.154	Valid Claim

The term “Valid Claim” shall mean (a) an issued and unexpired claim within the Licensed Patent Rights or the Joint Patent Rights, in each case, that has not been disclaimed, revoked or held invalid by a final non-appealable decision of a court of competent jurisdiction or government agency or (b) a claim of a pending patent application within the Licensed Patent Rights or the Joint Patent Rights that, in the case of any such patent application, was filed in good faith, has not been pending for more than [***] and has not been abandoned or finally disallowed.

2.	Grant of License

2.1	Licenses

Subject to the terms and conditions of this Agreement, Kiniksa hereby grants to GNE an exclusive (even as to Kiniksa, subject to Section 2.3 (No Implied Rights; Retained Rights)) right and license, including the right to sublicense (through multiple tiers), under Kiniksa’s interest in the Joint Know-How, the Joint Patent Rights, and the Licensed IP to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold Licensed Antibodies and Licensed Products in the Field in the Territory. Notwithstanding any provision to the contrary set forth in this Agreement, nothing in the foregoing is intended to grant to GNE any rights from Kiniksa in any Antibody that is Controlled by Kiniksa other than Licensed Antibodies.

2.2	Sublicense

2.2.1	Right to Sublicense to Affiliates

GNE shall have the right to grant sublicenses to its Affiliates (through multiple tiers), under its rights granted under Section 2.1 (Licenses) without prior approval of Kiniksa. If GNE grants such a sublicense, then GNE shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the Affiliate to the same extent as they apply to GNE for all applicable purposes. The grant of any sublicense in compliance with this Section 2.2.1 (Right to Sublicense to Affiliates) shall not relieve GNE of its obligations under this Agreement, and as between Kiniksa and GNE, GNE assumes full responsibility for the performance of all obligations to be performed by, and observance of all terms so imposed on, such Affiliate.

2.2.2	Right to Sublicense to Third Parties

GNE and its Affiliates shall have the right to grant written sublicenses to non-Affiliate entities (through multiple tiers) under its rights granted under Section 2.1 (Licenses) without prior approval of Kiniksa. GNE shall notify Kiniksa reasonably promptly (and no later than [***] days) after the execution of an agreement under this Section 2.2.2 (Right to Sublicense to Third Parties) (including the identity of the applicable Sublicensee and the region in which such rights have been sublicensed). Any sublicense granted by GNE shall be consistent with the applicable terms and conditions of this Agreement. The grant of any sublicense in compliance with this Section 2.2.2 (Right to Sublicense to Third Parties) shall not relieve GNE of its obligations under this Agreement, and GNE shall be responsible for the payment of all amounts due hereunder and for all other obligations of its Sublicensees under this Agreement as if such obligations were those of GNE.

2.2.3	Right to Subcontract

GNE shall have the right to subcontract the work performed under this Agreement without the prior approval of Kiniksa. Any subcontract entered into by GNE shall be consistent with the applicable terms and conditions of this Agreement. GNE shall be responsible for the actions or omissions of its subcontractors in performing work hereunder and the compliance of its subcontractors with the terms and conditions of this Agreement.

2.3	No Implied Rights; Retained Rights

Except as specifically set forth in this Agreement, this Agreement shall not be construed as (i) giving any of the Parties any license, right, title, interest in, or ownership to the Confidential Information of the other Party; (ii) granting any license or right under any intellectual property rights; or (iii) representing any commitment by either Party to enter into any additional agreement, by implication or otherwise. Any rights not expressly granted by a Party to the other Party under this Agreement are hereby retained by such Party. Notwithstanding any provision to the contrary set forth in this Agreement, Kiniksa may, and hereby retains the non-exclusive right under the Licensed IP and Kiniksa’s interest in the Joint Know-How and the Joint Patent Rights solely to, perform the Kiniksa Transition Activities in the Territory until such time as the Kiniksa Transition Activities have been completed.

3.	Diligence

GNE and Kiniksa shall use Commercially Reasonable Efforts to perform their respective activities contemplated by this Agreement. Specifically, GNE agrees to use Commercially Reasonable Efforts to pursue further development and commercialization of Licensed Products in the Field in the Territory.

4.	Development and Commercialization

4.1	Development by GNE

Subject to Kiniksa’s responsibility for conducting the Kiniksa Transition Activities as set forth in Section 4.2 (Development by Kiniksa), Article 7 (Technology and Material Transfer) and Section 6.1.2 (Kiniksa Responsibility for Certain Clinical Supply of Lead Antibody), GNE, at its own cost, shall control and be responsible for pursuing all activities initiated after the Effective Date for the development of Licensed Antibodies and Licensed Products in the Field in the Territory.

4.2	Development by Kiniksa

Kiniksa shall, at its own cost, use Commercially Reasonable Efforts to continue to conduct and finalize the In Progress PN Study (including completion of the associated final clinical study report therefor), as set forth in and in accordance with the Kiniksa Development Plan (such development activities the “Kiniksa Development Activities”).  Any proposed modifications to the Kiniksa Development Plan shall be made in accordance with Section 5.3 (Responsibilities of the JTC).

4.3	Exchange of Information

On a Calendar Quarter basis, for so long as Kiniksa is performing any Kiniksa Development Activities or other Kiniksa Transition Activities, the Parties shall disclose and make available to each other all data and information necessary for Kiniksa to conduct and report to GNE on the status of the Kiniksa Development Activities and other Kiniksa Transition Activities. The Parties, through the JTC at its regularly scheduled meetings or otherwise as may be reasonably requested by a Member of the JTC, shall answer any questions reasonably posed and provide any information reasonably requested related to the Kiniksa Development Activities and other Kiniksa Transition Activities.

4.4	Commercialization

GNE, at its own cost, shall have sole responsibility and decision-making authority for the marketing, promotion, sale and distribution of Licensed Products in the Territory.

4.5	Reports to Kiniksa

4.5.1	Records; Reports.

GNE shall (a) maintain records of its development and commercialization activities with respect to Licensed Antibodies and Licensed Products under this Agreement in sufficient detail and in good scientific manner, which records shall reflect work performed and results achieved in the conduct of such development and commercialization activities and (b) keep Kiniksa reasonably informed through the JTC at its regularly scheduled meetings, regarding the development activities conducted with respect to Licensed Antibodies and Licensed Products during the duration of the JTC in accordance with Section 5.7 (Information Exchange), and thereafter by providing Kiniksa with reports regarding GNE’s development and commercialization activities conducted with respect to Licensed Antibodies and Licensed Products at least [***] summarizing the activities undertaken by the GNE Group for the relevant [***] period (each, a “Report”).

4.5.2	Content of Reports.

Any Reports provided pursuant to Section 4.5.1 (Records; Reports) will include at least information regarding: (a) completed activities with respect to the development of Licensed Antibodies and Licensed Products as well as the anticipated development activities planned in the subsequent [***]; (b) activities with respect to the milestone events described in Section 9.3 (Development and Regulatory Event Payments), including when such milestone events are expected to be achieved and whether or not such milestone events have been achieved; (c) an updated list of the Licensed Patent Rights; and (d) the anticipated date and actual date, as applicable, of the First Commercial Sale of each Licensed Product in each country of the Territory; provided, however, that after a Licensed Product receives Marketing Authorization, the information required in (a) will only need to be provided [***] and will include planned activities for the subsequent [***]. In addition, in order to enable Kiniksa to prepare its quarterly and annual public disclosures regarding Kiniksa’s results of operations, on a Licensed Product-by-Licensed Product basis, upon the earlier of (i) [***] prior to the anticipated First Commercial Sale of such Licensed Product in any country in the Territory, or (ii) the date of GNE’s submission of a BLA for a Licensed Product in any country in the Territory, and on a [***] basis thereafter, GNE shall prepare a commercialization report, which report shall include a non-binding timeline for achieving First Commercial Sale and a non-binding [***] good faith rolling forecast of Net Sales and Sales of Licensed Products in the Field in the Territory, broken down by Calendar Quarters (such forecast, an “[***] Forecast”). Thereafter, GNE shall provide to Kiniksa an updated [***] Forecast by [***] of each Calendar Year of the Agreement Term.

4.5.3	Inability to Report Specified Details Not a Material Breach

Notwithstanding any provision to the contrary in Section 4.5.1 (Records; Reports) or Section 4.5.2 (Content of Reports), any failure by GNE to comply with required content or time periods set forth therein will not be considered a material breach of this Agreement if GNE is unable to satisfy the express content for such reports when applying GNE’s then-standard processes, practices and operational procedures, so long as GNE provides such information as reasonably and practicably available applying GNE’s then-current standards.

5.	Governance

5.1	Joint Transition Committee

Within [***] Business Days after the Effective Date, the Parties shall establish a joint transition committee (“JTC”) to oversee the Kiniksa Transition Activities for, and for sharing information relating to the development of, the Licensed Antibodies and the Licensed Products under this Agreement.

5.2	Members

The JTC shall be composed of up to [***] persons (“Members”). GNE and Kiniksa each shall be entitled to appoint up to [***] Members with appropriate seniority, functional expertise, and decision-making authority. Each Party may replace any of its Members and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a Member shall notify the other Party at least [***] days prior to the next scheduled meeting of the JTC. Both Parties shall use reasonable efforts to keep an appropriate level of continuity in representation. Both Parties may invite a reasonable number of additional experts or advisors to attend part or the whole JTC meeting with prior notification to the JTC, provided that they are subject to confidentiality agreements consistent with the obligations of confidentiality set forth in Article 17 (Confidential Information) of this Agreement.  The JTC shall be chaired by a GNE Member (“Chairperson”).

5.3	Responsibilities of the JTC

The JTC shall have the responsibility and authority to:

[***]

The JTC shall have no responsibility or authority other than as expressly set forth in this Section 5.3 (Responsibilities of the JTC).

5.4	Meetings

The Chairperson or his/her delegate will be responsible for sending invitations and agendas for all JTC meetings to all Members at least [***] days before the next scheduled meeting of the JTC. The venue for the meetings shall be agreed by the JTC.  The JTC shall hold meetings at least [***], either in person or by tele-/video-conference, and in any case as frequently as the Members of the JTC may agree shall be necessary, but not more than [***] unless otherwise agreed by the Parties. The Alliance Manager of each Party may attend the JTC meetings as a permanent participant.

5.5	Minutes

The Chairperson will be responsible for designating a Member to record in reasonable detail and circulate draft minutes of JTC meetings to all members of the JTC for comment and review within [***] days after the relevant meeting. The Members of the JTC shall have [***] days to provide comments. The Party preparing the minutes shall incorporate timely received comments and distribute finalized minutes to all Members of the JTC within [***] days of the relevant meeting.

5.6	Decisions

5.6.1	Decision Making Authority

The JTC shall have decision-making authority solely over those matters within its purview, as set forth in Section 5.3 (Responsibilities of the JTC).

5.6.2	Consensus; Good Faith

The Members of the JTC shall act in good faith to cooperate with one another and seek agreement with respect to issues to be decided by the JTC. The Parties shall endeavor to make decisions by consensus, with each Party having one vote.

5.6.3	Failure to Reach Consensus; Limited Escalation

If the JTC is unable to decide a matter within its purview by consensus, then GNE shall have the final decision authority on any such matter; provided that:

(a) with regard to the obligations, timing of transfer, or process for such transfer of any material or information set forth in the Tech Transfer Plan, GNE shall not have the right to require Kiniksa to change such obligations, timing, or process in a manner that Kiniksa deems in good faith as an unreasonable request (provided that Kiniksa agrees to use good faith reasonable effort to accommodate any such change request), and if the JTC fails to reach consensus with respect to such obligations, timing, or process, then no changes will be made and the status quo will prevail;

(b) (i) if GNE exercises its final decision-making authority over a matter that Kiniksa has notified GNE may result in a delay to its delivery of the Initial Drug Supply or DP Resupply by the applicable Required Supply Date, then notwithstanding any resulting delay (each a “GNE Caused Required Date Failure”), GNE will pay the Clinical Supply Fee to the extent required pursuant to the last sentence of Section 9.2 (Fee upon Satisfaction of Clinical Supply by Required Supply Dates), except that GNE may exercise its final decision-making authority to ensure the Initial Drug Supply and DP Resupply comply with the requirements set forth in the first sentence of Section 6.1.2.5 (Additional Clinical Supply and Specifications) and such exercise of GNE’s final decision-making authority will not be deemed a GNE Caused Required Date Failure in such case; and (ii) subject to the foregoing clause (i), if GNE, through its exercise of final decision-making authority, makes any decision relating to drug substance or drug product manufacturing, storage, or testing by Kiniksa for the Lead Antibody (other than changes solely required to ensure that the Initial Drug Supply and DP Resupply comply with the requirements set forth in the first sentence of Section 6.1.2.5 (Additional Clinical Supply and Specifications)) and such decision results in a material increase in Kiniksa’s internal or out-of-pocket costs for such activities, then GNE shall reimburse Kiniksa for [***] of such increase in Kiniksa’s documented internal and out-of-pocket costs for such activities; or

(c) if such matter relates to an amendment to the then-current Kiniksa Development Plan or otherwise would have a material impact on the In Progress PN Study, then such matter shall be first referred to the Parties’ respective Alliance Managers for such Alliance Managers to propose a recommendation for resolution to the JTC within [***] days after such referral, and if the Alliance Managers are unable to agree on a recommendation within such [***] day period or if the JTC does not accept such recommendation within [***] days after the proposal of such recommendation by the Alliance Managers, then either Kiniksa or Genentech may, by written notice to the other Party, refer the matter to the Chief Executive Officer of Kiniksa (or their designee) and a vice president of GNE who has a managerial decision making role over the disputed issue (or their designee) for resolution, who together shall use reasonable and good faith efforts to reach a decision by consensus within [***] days after the date such matter is referred to them. If the Parties’ executives fail to resolve such matter, then, notwithstanding any provision to the contrary set forth in this Agreement, neither Party will have final decision-making authority over such matter and the status quo will prevail, except that (i) if such matter would not require Kiniksa to perform additional activities not specified under the Kiniksa Development Plan and (ii) such GNE vice president (or their designee) in good faith concludes that preserving the status quo would materially impact GNE’s development program for the Licensed Antibodies, then GNE shall have the final decision-making authority on such matter, and if any decision under this clause (c) results in a material increase in Kiniksa’s internal or out-of-pocket costs for such activities, then GNE shall reimburse Kiniksa for [***] of such increase in Kiniksa’s documented internal and out-of-pocket costs for such activities.  Any such decision shall constitute a decision of the JTC.

5.7	Information Exchange

Kiniksa shall disclose to GNE the information in relation to the Kiniksa Transition Activities through the JTC. The JTC may determine other routes of information exchange.

During the lifetime of the JTC as set forth in Section 5.12 (Lifetime), GNE shall disclose to Kiniksa the information required under Section 4.5 (Reports to Kiniksa) regarding GNE’s Licensed Product development activities under this Agreement through regularly scheduled meetings of the JTC.  After the lifetime of the JTC, GNE shall provide such information to Kiniksa, as set forth in Section 4.5 (Reports to Kiniksa).

5.8	Subcommittees

The JTC shall have the right, within the scope of its responsibilities specified in Section 5.3 (Responsibilities of the JTC), to establish sub-committees or sub-teams; provided that any decision making under such sub-committees or sub-teams shall be approved by the JTC.

5.9	Alliance Manager

Each Party shall appoint one person to be its point of contact with responsibility for facilitating communication and collaboration between the Parties during the duration of the JTC and the Agreement Term (each, an “Alliance Manager”). The Alliance Managers shall be permanent participants of the JTC meetings (but not members of the JTC). The Alliance Managers shall facilitate resolution of potential and pending issues and potential disputes to reach consensus and avert escalation of such issues or potential disputes.

5.10	Limitations of Decision-Making Authority

Notwithstanding anything to the contrary set forth in this Agreement, without the other Party’s prior written consent, neither GNE (in the exercise of GNE’s final decision-making authority), the JTC, any sub-committee, nor a Party’s executive officer, in each case, may make a decision that could reasonably be expected to (a) require the other Party to take any action that such other Party reasonably believes would (i) require such other Party to violate any Applicable Law, the requirements of any Regulatory Authority, or any agreement with any Third Party entered into by such other Party prior to the Effective Date, or (ii) require such other Party to infringe or misappropriate any intellectual property rights of any Third Party; or (b) conflict with, amend, interpret, modify, or waive compliance under this Agreement.

5.11	Expenses

Each Party shall be responsible for its own expenses, including travel and accommodation costs, incurred in connection with participating in the JTC.

5.12	Lifetime

The JTC shall exist commencing from its formation after the Effective Date and shall exist for so long as Kiniksa is performing the Kiniksa Transition Activities.  Following the completion of the Kiniksa Transition Activities, the JTC will be permanently disbanded.

6.	Manufacture and Supply

6.1	Clinical Supply of Licensed Product

6.1.1	GNE Responsibility

Except with respect to Kiniksa’s responsibilities for providing certain clinical supply of the Lead Antibody as set forth in Section 6.1.2 (Kiniksa Responsibility for Certain Clinical Supply of Lead Antibody), following the completion of the Tech Transfer, GNE shall have the sole right and responsibility, at its own cost, for the manufacture and supply of clinical supplies of Licensed Antibody and Licensed Product.

6.1.2	Kiniksa Responsibility for Certain Clinical Supply of Lead Antibody
6.1.2.1	Kiniksa Clinical Supply for Kiniksa Development Activities

Kiniksa shall be responsible for providing, at its own cost, all clinical supply (including any necessary drug substance, drug product or placebo controls) of the Lead Antibody required for Kiniksa’s completion of the In Progress PN Study.

6.1.2.2	Kiniksa Clinical Supply for GNE Development

Kiniksa shall provide to GNE drug product, drug substance, and placebo controls (including in each case related reference standard materials and diluents) for the Lead Antibody consisting of an “Initial Drug Supply” and a “DP Resupply,” as each such term is further defined on, and in accordance with, Appendix 6.1.2.2. The Initial Drug Supply and the DP Resupply shall each conform to the requirements of Section 6.1.2.5 (Additional Clinical Supply Obligations and Specifications) and be delivered by Kiniksa to GNE in the quantities specified in Appendix 6.1.2.2 by no later than [***] days after the Effective Date for the Initial Drug Supply and [***] for the DP Resupply (each such date as applicable, the “Required Supply Date”); provided that Kiniksa shall use Commercially Reasonable Efforts to deliver the DP Resupply by [***].  The Initial Drug Supply and DP Resupply shall be manufactured and supplied by Kiniksa at its own cost but will be subject to a fixed payment subject to and in accordance with Section 9.2 (Fee upon Satisfaction of Clinical Supply by Required Supply Dates). Any failure by Kiniksa to deliver to GNE the Initial Drug Supply and DP Resupply by the applicable Required Supply Date shall not release Kiniksa from its obligation under this Agreement to supply such Initial Drug Supply and DP Resupply in accordance with the terms of this Agreement; provided that, if Kiniksa is unable to deliver the DP Resupply by the applicable Required Supply Date due to one or more batch failures in the manufacture thereof (and, subject to Section 5.6.3(b), such failure results in GNE not being obligated to pay Kiniksa the amount set forth in Section 9.2 (Fee upon Satisfaction of Clinical Supply by Required Supply Dates)), then at GNE’s request, Kiniksa shall complete its obligation to supply such DP Resupply to GNE as soon as practicable and GNE will reimburse Kiniksa’s [***] for the manufacture thereof.

6.1.2.3	Residual WCB

Kiniksa shall, or cause its contract manufacturer to, maintain working cell banks reasonably sufficient to fulfill Kiniksa’s responsibilities and obligations under Section 6.1.2.1 (Kiniksa Clinical Supply for Kiniksa Development Activities), Section 6.1.2.2 (Kiniksa Clinical Supply for GNE Development), and Section 6.1.2.5 (Additional Clinical Supply Obligations and Specifications) (the “Residual WCB”) until such time as Kiniksa has completed its obligations under the foregoing Sections.  The amount of Residual WCB is set forth in the Tech Transfer Plan.  Thereafter, Kiniksa shall, or cause its contract manufacturer to, deliver any remaining Residual WCB to GNE.

6.1.2.4	Any Remaining Clinical Supply

Promptly following Kiniksa’s completion of all of its clinical supply obligations under Section 6.1.2.1 (Kiniksa Clinical Supply for Kiniksa Development Activities), Section 6.1.2.2 (Kiniksa Clinical Supply for GNE Development) and if applicable the second paragraph of Section 6.1.2.5 (Additional Clinical Supply Obligations and Specifications), subject to Section 6.1.2.3 (Residual WCB), Kiniksa shall deliver, or cause its contract manufacturer to deliver, to GNE all drug substance, drug product, placebos and any Kiniksa Cell Line Materials, including in each case, related reference standard materials, relating to Licensed Antibodies or Licensed Product remaining in Kiniksa’s Control.

6.1.2.5	Additional Clinical Supply Obligations and Specifications

The Initial Drug Supply and DP Resupply provided by Kiniksa to GNE under this Section 6.1.2 (Kiniksa Responsibility for Certain Clinical Supply of Lead Antibody) shall satisfy the applicable specifications, quality and release requirements for such Initial Drug Supply and DP Resupply as in existence as of the Effective Date (as audited by GNE prior to the Execution Date) and will comply in all material respects with all Good Manufacturing Practices (GMP) and Applicable Laws related thereto. Until delivery by Kiniksa and acceptance by GNE of each of the Initial Drug Supply and the DP Resupply in accordance with Section 6.1.2.2 (Kiniksa Clinical Supply Obligations for GNE Development), Kiniksa shall keep GNE timely informed of any changes to process or manufacturing of drug product and drug substance.  Until completion of [***] Kiniksa will [***] and will provide GNE with the data on a rolling basis. After [***], responsibility for [***] shall be transferred to GNE to [***].

Upon GNE’s request at any time prior to [***], Kiniksa shall supply an additional batch of drug substance to GNE at Kiniksa’s fully burdened manufacturing costs plus a markup of [***] percent ([***]%). Kiniksa’s “fully burdened manufacturing costs” will include [***].  As between the Parties, GNE will be responsible, at its own cost, for [***].  In addition, Kiniksa shall keep GNE informed, through the JTC, on material decisions relating to drug substance and drug product manufacturing, storage, and testing for Lead Antibody for which Kiniksa has responsibility pursuant to Section 6.1.2 (Kiniksa Responsibility for Certain Clinical Supply of Lead Antibody), and the JTC will review, discuss, and determine whether to approve any such decision.

All clinical supply provided by Kiniksa to GNE under Section 6.1.2.2 (Kiniksa Clinical Supply for GNE Development), Section 6.1.2.4 (Any Remaining Clinical Supply) or, as applicable, Section 6.1.2.5 (Additional Clinical Supply Obligations and Specifications), shall be shipped to GNE in accordance with Section 7.2 (Shipment) and, upon delivery thereof, shall be subject to quality assessment and release procedures conforming with the requirements of this Agreement and the Quality Agreement. In addition, if agreed by the Parties, the Parties shall in good faith negotiate and enter into a supply agreement to cover the supply obligations of Kiniksa under Section 6.1.2.2 (Kiniksa Clinical Supply for GNE Development) and this Section 6.1.2.5 (Additional Clinical Supply Obligations and Specifications).

6.1.3	Quality Agreement

Promptly as practical after the Effective Date, but in no event later than [***] days following the Effective Date, the Parties shall negotiate in good faith and enter into quality agreement(s) (the “Quality Agreement(s)”) with respect to the supply of drug substance or drug product for the Licensed Product to GNE by, or on behalf or, Kiniksa under this Agreement.

6.2	Commercial Supply of Licensed Product

GNE shall be solely responsible, at its own cost, for the commercial manufacture and commercial supply of Licensed Product for sale in the Territory, either by itself or through Third Parties.

7.	Technology and Material Transfer
7.1	Technology and Material Transfer

7.1.1	Transfer Obligations

Subject to Section 7.1.2 (Newly-Identified Transfer Know-How and Materials) and Section 7.1.3 (Newly-Created Transfer Know-How and Materials), promptly following the Effective Date or at such later time as reasonably determined by GNE, Kiniksa shall initiate a technology transfer to GNE, in accordance with the Tech Transfer Plan, for the transfer of (a) the Licensed Know-How and Inventory existing as of the Effective Date, including Kiniksa Cell Line Materials, documentation, and other Materials within the Licensed IP (such Licensed Know-How, Inventory, Kiniksa Cell Line Materials, documentation and other Materials, the “Transfer Know-How and Materials”) and (b) the regulatory data, records, correspondence, and Regulatory Filings relating to the Lead Antibody or Licensed Product, as further detailed in Section 8.2 (Regulatory Transfer), in each case, as set forth in the Tech Transfer Plan. To the extent any copies of documents or materials within the Transfer Know-How and Materials and set forth in the Tech Transfer Plan are in possession of a Kiniksa Affiliate or a Third Party, Kiniksa is solely responsible, at its own cost, to procure and provide to GNE all such Transfer Know-How and Materials, together with all rights to access and use any such Transfer Know-How and Materials in accordance with this Agreement (which may be procured or provided by letters of authorization or comparable instruments where approved by GNE).  Kiniksa shall make available its personnel (and use reasonable efforts to cause its Third Party subcontractors with relevant subject matter expertise to be available) on a reasonable basis to consult with GNE with respect to the Transfer Know-How and Materials set forth in the Tech Transfer Plan. Activities of the employees and representatives of each Party in connection with such transfer or any transfer under Section 7.1.2 (Newly-Identified Transfer Know-How and Materials) or Section 7.1.3 (Newly-Created Transfer Know-How and Materials) shall be at such Party’s cost.

7.1.2	Newly-Identified Transfer Know-How and Materials

It is understood and agreed that there may be additional Transfer Know-How and Materials that are not identified at the time of the initial transfer of the Transfer Know-How and Materials in accordance with the Tech Transfer Plan but that are thereafter identified.  If, after such initial transfer, either Party identifies any such additional Transfer Know-How and Materials that are within the scope of the Licensed IP and in Kiniksa’s Control or that would be within the scope of the Licensed IP if Controlled by Kiniksa but that are then Controlled by an Affiliate of Kiniksa, then Kiniksa shall transfer or cause to be transferred such additional Transfer Know-How and Materials to GNE promptly after such identification and notification.

7.1.3	Newly-Created Transfer Know-How and Materials

It is also understood and agreed that there may be additional Transfer Know-How and Materials that are not yet existing at the time of the initial transfer of Transfer Know-How and Materials as set forth in the Tech Transfer Plan, but are expected to be generated by, or on behalf of, Kiniksa or its Affiliates after the Effective Date and that will constitute Transfer Know-How and Materials.  Kiniksa shall provide such additional Transfer Know-How and Materials as soon as reasonably practical after coming into Kiniksa’s (or any of its Affiliate’s) Control, either in accordance with the timeline as set forth in the Tech Transfer Plan or in reasonable batches, as agreed by the Parties. As an example, Kiniksa expects to generate additional reference standard stability reports, drug substance and drug product stability reports, analytical methods, manufacturing instructions for the process through bulk drug substance and drug product (empty batch records), master batch records (“empty”) and executed manufacturing documentations and material safety data sheet(s) for the Inventory, Initial Drug Supply and the DP Resupply transferred to GNE under this Agreement, and, Kiniksa agrees to provide all raw data within [***] after the end of each cohort.

7.2	Shipment

Kiniksa shall deliver, or authorize GNE to direct the relevant Kiniksa designee to deliver, to GNE or GNE’s designee, all Inventory, the Initial Drug Supply and the DP Resupply, the Residual WCB, and any other material to be shipped to GNE or GNE’s designee pursuant to the Tech Transfer Plan, Section 6.1.2 (Kiniksa Responsibility for Certain Clinical Supply of Lead Antibody), Section 6.1.2.3 (Residual WCB), Section 6.1.2.4 (Any Remaining Clinical Supply) and if applicable the second paragraph of Section 6.1.2.5 (Additional Clinical Supply Obligations and Specifications), as applicable (the “Delivery Material”). Unless otherwise specified in this Agreement or as agreed to by the Parties, shipment of Delivery Material from Kiniksa to GNE shall be delivered [***] (Incoterms 2020). Upon receipt of the Delivery Material [***], Kiniksa hereby sells, conveys, assigns and transfers to GNE all of Kiniksa’s rights, title, and interests in and to such Delivery Material. Kiniksa shall enter into customary documents, including an appropriate bill of sale, if required, for shipment of Delivery Material to GNE.

7.3	Data Privacy

If necessary, the Parties will enter into the relevant agreements under applicable data privacy laws (such as a data transfer agreement) when required. The terms of such agreement will be agreed upon by the Parties when the requirement to enter into such agreement has been confirmed by the Parties. Each Party represents and warrants that (a) any data, including personal data, will be provided to the other Party hereunder in a pseudonymized or de-identified manner as applicable, and that the disclosing Party will not disclose or otherwise make available to the other Party or give access to the other Party to any code allowing identification of data subjects (e.g., patients, study participants, specimen donors) (“Data Subjects”); and (b) it has the full right and authority to provide such data to the other Party for the purposes set forth in this Agreement and has taken necessary actions to ensure that all contractual arrangements, notices, and Data Subject consents required by applicable data protection law have been executed, provided, or obtained prior thereto. Furthermore, each Party shall not: (i) undertake any actions to identify the Data Subjects, or (ii) try to get access to any code allowing identification of such Data Subjects.

7.4	Clinical Transfer

7.4.1	Subsequent Clinical Study-Related Contracts

As part of the Tech Transfer, Kiniksa shall cooperate with and assist GNE by identifying key Third Party subcontractors engaged by Kiniksa (or its Affiliates) that are performing activities by, for, or with Kiniksa (or its Affiliates) in connection with the Kiniksa Development Activities or other activities performed or contemplated by Kiniksa under this Agreement for the Lead Antibody or Licensed Products, including CRO agreements, clinical trial agreements, institutional review board agreements, manufacturing agreements, supply agreements, laboratory services agreements, and other service provider agreements (“Subsequent Clinical Study-Related Contracts”).  Following the completion of any applicable Kiniksa Transition Activities to which such Subsequent Clinical Study-Related Contracts may relate (or such earlier date as the Parties may agree), Kiniksa shall cooperate with and assist GNE, at GNE’s reasonable request, in coordinating the transition of such Third Party subcontractor relationships from Kiniksa to GNE (including providing relevant contact information and making introductions to key personnel of such Third Parties or, if agreed by the Parties and permissible under the terms of the applicable subcontractor agreement, assigning such agreement to GNE).

7.4.2	Clinical Materials

To the extent permissible under the terms of any applicable patient consent form, the Materials transferred to GNE pursuant to the Tech Transfer shall include all available human biological patient samples Controlled by Kiniksa that relate to the development, manufacture or commercialization of the Lead Antibody or Licensed Product. As of the Execution Date, Kiniksa is not aware of any limitation in the applicable patient consent forms that would preclude it from transferring biological patient samples to GNE.

7.4.3	Ongoing Supporting Studies

For ongoing ancillary studies (chronic tox, stability, etc.) supporting the In Progress PN Study or necessary to maintain the IND for the Lead Antibody or applicable Licensed Product, following completion of the In Progress PN Study, upon GNE’s request, Kiniksa will transfer any such study to GNE (or, as requested by GNE, enter into an arrangement that delegates the roles, rights, and responsibilities for such study between GNE, Kiniksa and the Third Party subcontractor supporting such study, including using reasonable efforts to amend the agreements between Kiniksa and such Third Party subcontractor for such study) and all data and information relating to such studies.

8.	Regulatory

8.1	Responsibility

From the Effective Date until completion of the regulatory transfer of all US INDs for the Lead Antibody in accordance with Section 8.2 (Regulatory Transfer), Kiniksa shall retain (or shall cause its Affiliates to retain) sponsorship of the existing IND for the In Progress PN Study and Kiniksa shall be solely responsible, at its own cost, for all regulatory affairs related to the conduct of the In Progress PN Study.  Prior to any transition of regulatory responsibility to GNE, Kiniksa shall be responsible for pursuing, compiling and submitting all Regulatory Filing documentation, and for interacting with Regulatory Authorities, for the In Progress PN Study. Notwithstanding the foregoing, Kiniksa shall seek (or cause its Affiliate to seek) input from GNE in preparing such regulatory materials and interactions, and GNE, at its own discretion, will have the right to (a) review and approve all written correspondence in advance of submission and (b)

approve scheduling of, and, to the extent permitted under Applicable Law, participate in all meetings with Regulatory Authorities.

After completion of the regulatory transfer in accordance with Section 8.2 (Regulatory Transfer) (including in the case that such transfer occurs prior to the completion of the In Progress PN Study), GNE will assume all regulatory responsibility with respect to the development of the Licensed Antibodies (including the Lead Antibody), and Licensed Products in the Field in the Territory. GNE shall be solely responsible, at its own cost, for all regulatory affairs related to Licensed Product in the Territory including the preparation and filing of INDs, BLAs, and other Regulatory Filings, as well as any or all governmental approvals required to develop, have developed, make, have made, use, have used, manufacture, have manufactured, import, have imported, sell and have sold Licensed Products. GNE shall be responsible for pursuing, compiling and submitting all Regulatory Filing documentation, and for interacting with regulatory agencies, for all Licensed Products in all countries in the Territory. GNE or its Affiliates shall own and file in their discretion all Regulatory Filings and Marketing Authorizations for all Licensed Products in all countries of the Territory. If the IND Transfer Request Date occurs prior to the completion of the In Progress PN Study, then after completion of the regulatory transfer for the In Progress PN Study in accordance with Section 8.2 (Regulatory Transfer), GNE will be solely responsible, at its own cost, for the conduct of such study and all regulatory affairs relating thereto.

8.2	Regulatory Transfer

In accordance with the applicable timelines and procedures set forth in the Tech Transfer Plan, Kiniksa shall provide to GNE copies of (a) the safety databases for the Lead Antibody, including all relevant historical clinical safety data, (b) all regulatory records and correspondence with the Regulatory Authorities that relate to the Lead Antibody, as listed in the Tech Transfer Plan, and (c) copies of the In Progress PN Study Data. Notwithstanding any provision to the contrary set forth in this Agreement, Kiniksa shall provide a final copy of the In Progress PN Study Data upon completion of the In Progress PN Study.

Promptly following the IND Transfer Request Date, Kiniksa shall (or shall cause its Affiliate(s) to) (i) transfer and assign to GNE all US INDs for the Lead Antibody, and (ii) provide to GNE all Regulatory Filings (other than ex-US INDs, except as set forth below) related to the Licensed Antibodies and Licensed Products, including clinical and safety databases, clinical study dossiers, regulatory correspondence, Regulatory Authority meeting minutes and study reports from completed non-clinical and clinical studies (including the In Progress PN Study Data). For all completed study reports, Kiniksa shall (or shall cause its Affiliate(s) to) provide to GNE documentation reasonably sufficient to confirm data reliability of the transferring regulatory materials, as required by Applicable Law, including original author signatures, raw data lists, and GLP and GCP compliance information. All documentation is to be provided in English.

Kiniksa shall be responsible for completing ex-US INDs for the In Progress PN Study and fulfilling all regulatory requirements related thereto, and following completion of the In Progress PN Study, shall close such ex-US INDs, except if the IND Transfer Request Date occurs prior to the completion of the In Progress PN Study, in which case GNE shall have the right, but not the obligation, to request transfer of ex-US IND sponsorship to GNE or its designee, and after such transfer GNE shall be solely responsible for all activities related to such ex-US INDs at its own cost, as further detailed in Section 8.1 (Responsibility).

8.3	Right of Reference

Kiniksa will (or will cause its Affiliates, as applicable, to) grant GNE a right of cross-reference to Kiniksa Regulatory Filings relating to the Licensed Antibody and Licensed Product to enable GNE to work on regulatory activities for the Licensed Antibodies and Licensed Products following the Effective Date and prior to Kiniksa’s transfer and assignment of all INDs to GNE.

8.4	Pharmacovigilance Agreement

Within [***] days after the Effective Date, Parties shall execute a separate Pharmacovigilance Agreement specifying the procedures and timeframes for compliance with Applicable Law pertaining to safety reporting of the Licensed Antibody and Licensed Product(s) and their related activities, and appropriate audit rights.

9.	Payment

9.1	Initiation Payment

Within thirty (30) days after the Effective Date and receipt of an invoice from Kiniksa therefor, GNE shall pay to Kiniksa eighty million US dollars (US$80,000,000).

9.2	Fee upon Satisfaction of Clinical Supply by Required Supply Dates

Subject to the following two sentences, if Kiniksa supplies (a) the Initial Drug Supply by no later than its Required Supply Date; and (b) the DP Resupply by no later than its Required Supply Date; then within thirty (30) days after GNE’s receipt of an invoice from Kiniksa therefor (to be issued no earlier than the date that the DP Resupply is delivered and accepted by GNE in accordance with Section 6.1.2 (Kiniksa Responsibility for Certain Clinical Supply of Lead Antibody)), GNE shall pay Kiniksa twenty million US dollars (US$20,000,000) (such amount being the “Clinical Supply Fee”).  With respect to the Initial Drug Supply only, if Kiniksa fails to deliver the Initial Drug supply by its Required Supply Date, or if the Initial Drug Supply fails to comply with the delivery or release requirements of Section 6.1.2.5 (Additional Clinical Supply Obligations and Specifications), then (i) GNE will notify Kiniksa of such noncompliance, (ii) Kiniksa will have [***] days to complete delivery of, or cure any nonconformance with respect to the Initial Drug Supply, and (iii) if Kiniksa so completes the delivery or cures the nonconformance of the Initial Drug Supply within such [***] day period, then Kiniksa will have satisfied the Required Supply Date for the Initial Drug Supply for the purposes of this Section 9.2 (Fee upon Satisfaction of Clinical Supply by Required Supply Dates).  If there is a GNE Caused Required Date Failure for the Initial Drug Supply or the DP Resupply, then, to the extent the Clinical Supply Fee is not already payable by GNE under this Section 9.2 (Fee upon Satisfaction of Clinical Supply by Required Supply Dates), GNE shall pay the Clinical Supply Fee within [***] days after the date that Kiniksa completes the delivery of both the Initial Drug Supply and the DP Resupply in accordance with Section 6.1.2 (Kiniksa Responsibility for Certain Clinical Supply of Lead Antibody) and GNE’s receipt of an invoice from Kiniksa therefor (to be issued no earlier than the date that both the Initial Drug Supply and the DP Resupply are delivered and accepted by GNE in accordance with Section 6.1.2 (Kiniksa Responsibility for Certain Clinical Supply of Lead Antibody)).

9.3	Development and Regulatory Event Payments

GNE shall pay (a) up to a total of [***] US dollars (US$[***]) with respect to the first achievement of each of the corresponding development milestone events set forth in Table 9.3 below for the first Licensed Product to achieve such event; and (b) subject to adjustment pursuant to Section

9.3.1 (APA Milestone Shortfall), up to a total of [***] US dollars (US$[***]) for the achievement of each development milestone event set forth in Table 9.3 below for each distinct Licensed Product to achieve such development milestone event after another Licensed Product has already achieved the same development milestone event.

9.3.1	APA Milestone Shortfall

If, for a given development milestone event listed in Table 9.3 below, Kiniksa is obligated to pay Biogen under the Biogen APA (as evidenced to GNE by disclosure of the applicable provision of the Biogen APA for such development milestone event on an unredacted basis) an amount greater than specified for such development milestone event in Column B of Table 9.3 (the difference in such amounts for a given development milestone event specified below, a “APA Milestone Shortfall”), then the development milestone payment in Column B of Table 9.3 payable upon achievement of such development milestone event shall be increased by the amount of such APA Milestone Shortfall; provided that in no event shall the amount payable by GNE for a given development milestone event under Column B of Table 9.3 exceed the amount specified in Column A of Table 9.3 for such development milestone event.

Table 9.3- Development and Regulatory Event Payments
Development Milestone Event	Development Milestone Payment (US Dollars (in millions))
	Column A	Column B
	First Licensed Product	Each Licensed Product other than the First Licensed Product
[***]	[***]	[***]

9.3.2	Skipped Milestones

Each development milestone payment for a given Licensed Product shall be paid only once for a given Licensed Product, the first time such Licensed Product reaches such development event, regardless of the number of times such events are reached for such Licensed Product.  For clarity, (i) the identity of the “first Indication”, the “second Indication”, and “third Indication” for a given Licensed Product shall be separately determined for each development milestone event based solely upon the order in which such particular milestone event is achieved with respect to the various Indications for such Licensed Product; and (ii) a given development milestone event shall be payable at the development milestone payment amount set forth in Column A of Table 9.3 only upon the first achievement of such development milestone event by a Licensed Product, and all Licensed Products to achieve a given development event after any other Licensed Product has already achieved the same such development milestone event shall be payable at the amount set forth in Column B of Table 9.3, subject to adjustment pursuant to Section 9.3.1 (APA Milestone Shortfall).  If one or more development milestone events is not achieved for a given Licensed Product and given Indication prior to the achievement of a subsequent development milestone event for such Licensed Product in such Indication, then the development milestone payment(s) due for such skipped development milestone event(s) will be payable upon the first achievement of any subsequent development milestone event by such Licensed Product in such Indication, (e.g., the occurrence of the development milestone event “[***]” will trigger the development milestone payments for “[***]” and “[***],” to the extent such development milestone payments have not already been paid for such Licensed Product in such

Indication).  A development milestone event specific to one territory will not be deemed to be skipped solely because a subsequent development milestone event was achieved in a different territory.

9.3.3	Development Milestone Payment

Upon reaching a given development milestone event, GNE shall notify Kiniksa within [***] days of such achievement and the development milestone payment specified therefor shall be paid by GNE to Kiniksa within [***] days from GNE’s receipt of an invoice from Kiniksa issued by Kiniksa after its receipt of such notice.

9.3.4	Development Milestone Achievement Disputes

If Kiniksa believes any such development milestone event under this Section 9.3 (Development and Regulatory Event Payments) has occurred and has not received a written notice of the same from GNE, then it shall so notify GNE in writing and shall provide to GNE documentation or other information that supports its belief.  Any dispute under this Section 9.3 (Development and Regulatory Event Payments) that relates to whether a development milestone event has occurred that cannot be resolved among the Party’s respective Alliance Managers within [***] days may be referred to both Party’s executive officers pursuant to Section 20.2 (Disputes) by either Party, and, to the extent not resolved by the executive officers thereunder within [***] days, may be resolved in accordance with Section 20.3 (Jurisdiction; Consent to Forum).

9.4	Sales Based Events

On a Licensed Product-by-Licensed Product basis, GNE shall pay the following one-time payments to Kiniksa, up to a total of [***] US dollars (US$[***]), based on Calendar Year Net Sales on which royalties are paid for such Licensed Product in the Territory during the applicable Royalty Term.

Sales Milestone Event	Payment US$ in Millions
[***]	[***]

TOTAL	US$[***]

On a Licensed Product-by-Licensed Product basis, each of the sales-based event payments shall be paid no more than once during the applicable Royalty Term, within [***] days after the end of the Calendar Year in which the applicable sales threshold event first occurs for such Licensed Product in the Territory, and shall be non-refundable.

If Kiniksa believes any such sales threshold milestone event under this Section 9.4 (Sales Based Events) has occurred and has not received a written notice of same from GNE, it shall so notify GNE in writing and shall provide to GNE documentation or other information that supports its belief. Any dispute under this Section 9.4 (Sales Based Events) that relates to whether a sales threshold milestone event has occurred that cannot be resolved among the Party’s respective Alliance Managers may be referred to both Party’s executive officers pursuant to Section 20.2 (Disputes) by either Party, and, to the extent not resolved by the executive officers thereunder within [***] days, may be resolved in accordance with Section 20.3 (Jurisdiction; Consent to Forum).

9.5	Royalty Payments

9.5.1	Royalty Term

On a Licensed Product-by-Licensed Product basis, GNE shall pay to Kiniksa royalties on Net Sales of such Licensed Products during the Royalty Term at the rates set forth in Section 9.5.2 (Royalty Rates).

9.5.2	Royalty Rates

On a Licensed Product-by-Licensed Product basis, the following royalty rates shall apply to the respective tiers of aggregate Calendar Year Net Sales of a given Licensed Product in the Territory during the Royalty Term (as determined in the applicable country), on an incremental basis, as follows:

Tier of Calendar Year Net Sales for such Licensed Product (in Million US$)	Percent (%) of Net Sales for such Licensed Product
[***]	[***]

For example, if Net Sales of a given Licensed Product for a given Calendar Year during the Royalty Term for such Licensed Product (as determined in the applicable country), are US$[***], then royalties owed to Kiniksa on such Net Sales of such Licensed Product for that Calendar Year shall equal [***] US dollars (US$[***]) calculated as follows:

([***])+( [***])+( [***]) = US$[***] royalty payment

For the purpose of calculating royalties of a given Licensed Product, Calendar Year Net Sales and the royalty rates shall be subject to the following adjustments, as applicable:

9.5.3	Combination Product

If GNE or its Affiliates sells a Licensed Product as a Combination Product in any country in the Territory in any Calendar Quarter, then the Net Sales for such Combination Product on which royalties are payable shall be calculated by [***]

9.5.4	No Valid Claim

For a given Licensed Product, if in a given country within the Territory there is no Valid Claim that Covers such Licensed Product and no applicable Regulatory Exclusivity remains in such country for such Licensed Product, then the royalty payments due to Kiniksa for such Licensed Product in such country shall be reduced by [***] percent ([***]%) continuing until the last day of the applicable Royalty Term for such Licensed Product in such country.

9.5.5	Competing Drugs

Upon the first entry in a given country of a Competing Drug, the royalties in such country for such Licensed Product shall be reduced as follows: (a) if in any Calendar Quarter at any time after entry of a Competing Drug there has been a decline of the Sales of the applicable Licensed Product in such country greater than [***] of the level of the Sales of such Licensed Product achieved in [***] immediately prior to such entry, then the royalty payments due to Kiniksa for such Licensed Product in such country shall be reduced by [***]; and (b) if in any

Calendar Quarter at any time after entry of a Competing Drug there has been a decline of the Sales of the applicable Licensed Product in such country greater than [***] of the level of the sales of such Licensed Product achieved in [***] immediately prior to such entry, then the royalty payments due to Kiniksa for such Licensed Product in such country shall be reduced by [***].  For purposes of this Section 9.5.5 (Competing Drugs), (x) a “Competing Drug” means, with respect to a Licensed Product, a therapeutic product that is not produced, licensed or owned by the GNE Group and that (i) [***], (ii) [***], and (iii) [***]; and (y) “Bioequivalent” or “Bioequivalence” means, a biological product that (i) is highly similar to the Licensed Product notwithstanding minor differences in clinically inactive components; and (ii) has no clinically meaningful differences between the biological product and the Licensed Product in terms of the safety, purity, and potency.

9.5.6	Third Party Payments

Kiniksa shall remain responsible for and pay any payments owed to any Third Party pursuant to an arrangement in existence as of the Execution Date that relates to the Licensed IP, Licensed Antibodies, or Licensed Product, including all payment obligations and other contractual obligations under the Biogen APA and the Retained Contracts (as defined in the Biogen APA).

The amount of royalties payable to Kiniksa as specified in Section 9.5.2 (Royalty Rates) for any Licensed Product in any country shall be reduced by [***] of the amount of any royalty payments paid by GNE or any of its Affiliates to any Third Party in consideration for the license of Patent Rights in such country under any agreement entered into with any such Third Party after the Effective Date if, at the time of manufacture, use or sale of such Licensed Product, such Patent Rights would be infringed by the manufacture, use or sale of such Licensed Product in such country in the absence of such a license; provided that, in no event, shall the royalty payments as specified in Section 9.5.2 (Royalty Rates) with respect to such Licensed Product in a country be reduced by operation of this Section 9.5.6 (Third Party Payments) by more than [***] of what would otherwise be owed as specified in Section 9.5.2 (Royalty Rates); and [***].

9.5.7	Maximum Reductions

In no event shall the royalty paid to Kiniksa for Net Sales of Licensed Products hereunder be reduced from the applicable royalty rates set forth above by more than an amount equal to [***] of the royalties otherwise due for Net Sales of such Licensed Products, per the applicable royalty rates set forth above. [***].

9.5.8	Disposition of Rights to Payment

If Kiniksa intends to enter into any transaction with a Third Party for the sale, assignment, transfer or other disposition by Kiniksa of any rights to the payments due or payable by GNE to Kiniksa pursuant to this Agreement (a “Disposition Transaction”), then Kiniksa shall notify GNE of such intention in writing. At any time within [***] days after GNE receives such notice of the proposed Disposition Transaction from Kiniksa (the “ROFN Exercise Period”), GNE will have the option to notify Kiniksa (an “ROFN Notice”) that it wishes to negotiate a buy-out by GNE of the rights to the payments due and payable by GNE to Kiniksa pursuant to this Agreement that Kiniksa proposes to sell, assign, transfer or otherwise dispose of in the Disposition Transaction (the “Payment Rights”). If GNE provides a ROFN Notice within the ROFN Exercise Period, Kiniksa shall negotiate exclusively and in good faith with GNE concerning the terms of a buy-out by GNE of the Payment Rights for a period of [***] after GNE delivers the ROFN Notice (the “Negotiation Period”). Kiniksa shall not negotiate or otherwise discuss a Disposition Transaction with any Third Party other than GNE, or provide any information or terms relating to a Disposition Transaction to any Third Party, until after the later to expire of the ROFN Exercise Period and the Negotiation Period with respect to such Disposition Transaction. If GNE (a) notifies Kiniksa that it does not wish to negotiate a buy-out of the applicable Payment Rights; (b) fails to deliver a ROFN Notice to Kiniksa during the ROFN Exercise Period; or (c) delivers a ROFN Notice to Kiniksa during the ROFN Exercise Period but the Parties fail to reach agreement on the terms of the buy-out of the applicable Payment Rights or to execute a definitive agreement with respect to such buy-out prior to the expiration of the Negotiation Period, then in each case ((a), (b), or (c)), Kiniksa shall be free to negotiate and enter into the Disposition Transaction with respect to the same Payment Rights with any other party; provided, however, that in the case of clause (c), during the [***] period after GNE’s last timely written offer (if any), Kiniksa may only enter into a Disposition Transaction that is on terms that, when taken as a whole, are more favorable to Kiniksa than the terms in GNE’s last written offer.

9.6	Disclosure of Payments

Kiniksa acknowledges that GNE may be obligated to disclose this financial arrangement, including all fees, payments and transfers of value, as may be advisable or required under Applicable Law, including the US Sunshine Act.

10.	Accounting and reporting

10.1	Timing of Payments

GNE shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 and shall pay royalties on Net Sales within [***] days after the end of each Calendar Quarter in which such Net Sales occur.

10.2	Late Payment

Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest at [***] from the due date until paid in full or, if less, the maximum interest rate permitted by Applicable Law.

10.3	Method of Payment

Royalties on Net Sales and all other amounts payable by GNE hereunder shall be paid by GNE in US Dollars (the “Payment Currency”) to account(s) designated by Kiniksa.

10.4	No Refunds

Except as expressly provided under Section 9.5.6 (Third Party Payments), Section 9.5.7 (Maximum Reductions) and Section 12.3 (Over- or Underpayment), all payments under this Agreement will be irrevocable, non-refundable, and non-creditable; provided that with respect to the calculation of Net Sales for an applicable Calendar Quarter or Calendar Year, GNE may make credit or debit adjustments for royalty related payments made for such reporting period in a following period to reflect additional information that GNE’s accounting department becomes aware of after such reporting period.

10.5	Currency Conversion

When calculating the Sales of any Licensed Product that occur in currencies other than the Payment Currency, GNE shall convert the amount of such sales into Swiss Francs and then into the Payment Currency using GNE’s then-current internal foreign currency translation method actually used on a consistent basis in preparing its audited financial statements (at the Effective Date, YTD average rate as reported by Reuters).

10.6	Blocked Currency

In a given country, if by reason of Applicable Law (for example, governmental restrictions on foreign exchange trade) the local currency is blocked and cannot be removed from such country, GNE will notify Kiniksa in writing and

(a)	Kiniksa will have the right to receive the applicable royalties of Net Sales in such country in local currency by deposit in a local bank designated by Kiniksa; or
(b)	if such local currency payment is not allowed by reason of Applicable Law or if otherwise requested by Kiniksa, then the royalties related to such Net Sales in such country shall continue to be accrued and shall continue to be reported, but such royalties will not be paid until the sales proceeds related to such Net Sales may be removed from such country. At such time as GNE, its Affiliates or their Sublicensees, as the case may be, is able to remove the sales proceeds related to such Net Sales from such country, GNE shall also pay such accrued royalties in Payment Currency using the actual exchange rate that is used to remove such sales proceeds from such country.

10.7	Reporting

With each royalty payment paid pursuant to Section 10.1 (Timing of Payments) for an applicable Calendar Quarter GNE shall provide Kiniksa in writing for the relevant Calendar Quarter on a Licensed Product-by-Licensed Product basis the following information:

(a)	Sales (in Swiss Francs);
(b)	Net Sales in Swiss Francs;
(3)	adjustments made pursuant to Section 9.5.3 (Combination Product);
(4)	Net Sales in Swiss Francs after adjustments made pursuant to Section 9.5.3 (Combination Product);
(5)	exchange rate used for the conversion of Net Sales from Swiss Francs to the Payment Currency pursuant to Section 10.5 (Currency Conversion);
(6)	Net Sales after adjustments made pursuant to Section 9.5.3 (Combination Product) in the Payment Currency;
(7)	royalty rate pursuant to Section 9.5.2 (Royalty Rates);
(8)	adjustments made pursuant to Sections 9.5.4 (No Valid Claim) through Section 9.5.7 (Maximum Reductions); and
(9)	total royalty payable in the Payment Currency after adjustments made pursuant to Sections 9.5.4 (No Valid Claim) through Section 9.5.7 (Maximum Reductions).

11.	Taxes

Kiniksa shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of any payments accruing or made to Kiniksa under this Agreement.

If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement to Kiniksa, then GNE shall promptly pay such tax, levy or charge for and on behalf of Kiniksa to the proper Governmental Authority, and shall promptly furnish Kiniksa with receipt of payment. GNE shall be entitled to deduct any such tax, levy or charge actually paid from royalty or other payment due Kiniksa or be promptly reimbursed by Kiniksa if no further payments are due to Kiniksa. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

12.	Auditing

12.1	Kiniksa Right to Audit

GNE shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable under this Agreement and accurate records of Sales and Net Sales by GNE and its Affiliates and Sublicensees in sufficient detail to allow payments due hereunder to be determined accurately. Such books of accounts shall be kept at their principal place of business. At the expense of Kiniksa, Kiniksa shall have the right to engage an internationally recognized independent public accountant reasonably acceptable to GNE to perform, on behalf of Kiniksa, an audit of such books and records of GNE and its Affiliates that are deemed necessary by the independent public accountant to report on Net Sales of Licensed Product for the period or periods requested by Kiniksa and the correctness of any financial report or payments made under this Agreement.

Upon timely request and at least [***] prior written notice from Kiniksa, such audit shall be conducted for those countries Kiniksa has specifically requested, during regular business hours, at such place or places where such records are customarily kept by GNE or its Affiliate, in such a manner as to not unnecessarily interfere with GNE’s normal business activities. Such audit shall be limited to results in the [***] prior to audit notification, and [***]. If Kiniksa does not request an audit of a given Calendar Year [***], then Kiniksa will be deemed to have accepted the royalty payments and reports in such Calendar Year.

Such audit shall not be performed more frequently than [***] nor more frequently than [***].  All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying Sales and Net Sales amounts, shall be treated as GNE’s Confidential Information subject to the obligations of this Agreement and need neither be retained more than [***] after completion of an audit hereof, if an audit has been requested; nor more than [***] from the end of the Calendar Year to which each shall pertain; nor more than [***] after the date of termination of this Agreement.

12.2	Audit Reports

The auditors shall only state factual findings in the audit reports and shall not interpret this Agreement. The auditors shall share all draft audit findings with GNE before sharing such findings with Kiniksa and before the final audit report is issued. The final audit report shall be shared with GNE at the same time it is shared with Kiniksa.

12.3	Over-or Underpayment

If the audit reveals an overpayment, then GNE may, from future payments owed by GNE, deduct the amount of the overpayment or, if no further royalty payments are owed by GNE, Kiniksa shall reimburse GNE for the amount of the overpayment within [***] days. If the audit reveals an underpayment, GNE shall make up such underpayment with the next royalty payment (but in any event no later than [***] days after GNE’s receipt of the report so concluding) or, if no further royalty payments are owed by GNE, GNE shall pay Kiniksa for the amount of the underpayment within [***] days after receipt of the final audit report. GNE shall pay for the audit costs if the underpayment of GNE exceeds [***] percent ([***]%) of the aggregate amount of royalty payments payable in any Calendar Year subject to the audit. Section 10.2 (Late Payment) shall apply to payments due pursuant to this Section 12.3 (Over-or Underpayment).

13.	Intellectual Property

13.1	Ownership of Inventions

Kiniksa shall own all Kiniksa Inventions, GNE shall own all GNE Inventions, and Kiniksa and GNE shall jointly own all Joint Inventions. Kiniksa and GNE each shall require all of its, and to the extent conducting activities under this Agreement, their respective Affiliates’ and Sublicensees’, employees to assign all Inventions made by them to GNE and Kiniksa, as the case may be.  The determination of inventorship for Inventions shall be in accordance with US inventorship laws as if such Inventions were made in the US.

Subject to the licenses granted to GNE under Section 2.1 (Licenses), Kiniksa and GNE will each have an equal undivided share in the Joint Patent Rights, without obligation to account to the other for exploitation thereof, or to seek consent of the other Party for the grant of any license thereunder.

With respect to any other Know-How (other than Kiniksa Inventions, GNE Inventions, and Joint Inventions) arising from the Parties’ activities under this Agreement, (a) Kiniksa shall own such Know-How made by employees of Kiniksa solely or jointly with a Third Party, (b) GNE shall own all Know-How made by employees of the GNE Group solely or jointly with a Third Party, and (c) the Parties shall jointly own the Joint Know-How.

If there is a disagreement between the Parties with respect to the inventorship of Inventions, then the Parties shall jointly select a reputable patent attorney registered before the United States Patent and Trademark Office with over ten (10) years of experience in the relevant subject matter and submit such disagreement to the mutually-selected patent attorney for resolution under United States patent law.  The decision of such patent attorney with respect to inventorship shall be final, unchallengeable, and bind both Parties.  The Parties shall share equally the expenses of such patent attorney for such inventorship determination.

13.2	Prosecution of Licensed Patent Rights

As between the Parties, GNE shall, at its own expense and discretion, Handle all Licensed Patent Rights solely owned by Kiniksa. At GNE’s expense and reasonable request, Kiniksa shall cooperate, in all reasonable ways, with the Handling of all such Licensed Patent Rights. GNE will keep Kiniksa reasonably informed of substantive matters relating to prosecution of Licensed Patent Rights. If GNE decides that it does not desire to Handle (including abandon) any such Licensed Patent Right, then it shall promptly advise Kiniksa thereof. Notwithstanding any provision to the contrary set forth in this Agreement, GNE shall have no right to Handle the Patent Rights within the Biogen Background IP Rights.

13.3	Prosecution of Other Patent Rights

In addition to Section 13.2 (Prosecution of Licensed Patent Rights), GNE shall, at its own expense and discretion, Handle (including abandon) all other Patent Rights that contain one or more claims that Cover any Licensed Antibody or Licensed Product, including all Joint Patent Rights.

13.4	Abandonment of Handling

13.4.1	Non-Strategic Abandonment

If GNE decides to abandon or allow to lapse, or otherwise determines not to Handle a Patent Right in accordance with Section 13.2 (Prosecution of Licensed Patent Rights) or Section 13.3

(Prosecution of Other Patent Rights) in any country or region in the Territory (including failing to timely respond to a patent office communication without timely filing a continuation or divisional application to preserve such Patent Right), then GNE will provide prior written notice to Kiniksa of such intention so as to provide Kiniksa with a reasonable amount of time to meet any applicable deadline to preserve such Patent Rights in such country or region. In such case, upon written notice to GNE, Kiniksa will have the right (but not the obligation) to assume responsibility for Handling such Patent Right in such country or region at its sole expense, and GNE will promptly deliver to Kiniksa copies of all relevant documents necessary to Handle such Patent right in such country or region.

13.4.2	Abandonment for Strategic Rationale

Notwithstanding Section 13.4.1 (Non-Strategic Abandonment), if such Patent Right is not the sole Patent Right that Covers the Lead Antibody within such Licensed Patent Rights or Joint Patent Rights in such country or region and GNE provides prior written notice to Kiniksa of proposed abandonment of such Patent Rights based on a reasonable strategic rationale, GNE shall concurrently provide Kiniksa with the basis of such strategic rationale, and Kiniksa shall have no right to assume responsibility for Handling such Patent Right; provided, however, if there is a disagreement between the Parties with respect to the reasonableness of the strategic rationale for abandonment, then the Parties shall jointly select a reputable patent attorney registered before the United States Patent and Trademark Office with over ten (10) years of experience in the relevant subject matter and submit such disagreement to the mutually-selected patent attorney for his or her opinion as to the reasonableness of the strategic rationale for such abandonment.  The decision of such patent attorney with respect to the reasonableness of such strategic rationale shall be final, unchallengeable, and bind both parties.  The Parties shall share equally the expenses of such patent attorney for such decision.

13.5	CREATE Act

It is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in 35 USC § 102(c) (AIA). In the event that either Party to this Agreement intends to overcome a rejection of a claimed invention covered by Joint Patent Rights or Licensed Patent Rights pursuant to the provisions of 35 USC §§ 102(a)-(d), such Party shall first obtain the prior written consent of the other Party. Following receipt of such written consent, such Party shall limit any amendment to the specification or statement to the patent office with respect to this Agreement to that which is strictly required by the applicable subsection of 35 USC § 102 and the rules and regulations promulgated thereunder and that is consistent with the terms and conditions of this Agreement (including the scope of the Kiniksa Development Activities and other Kiniksa Transition Activities). To the extent that the Parties agree that, in order to overcome a rejection of a claimed invention covered by Joint Patent Rights or Licensed Patent Rights pursuant to the provisions of the applicable subsection of 35 USC § 102, the filing of a terminal disclaimer is required or advisable, the Parties shall first agree on terms and conditions under which the patent application subject to such terminal disclaimer and the patent or application over which such application is disclaimed shall be jointly enforced, to the extent that the Parties have not previously agreed to such terms and conditions. In the event that GNE enters into an agreement with a Third Party with respect to the further research, development or commercialization of a Licensed Product, Kiniksa shall, upon GNE’s request, similarly enter into such agreement with such Third Party for the purposes of furthering the Parties’ objectives under this Agreement; provided that such agreement does not place any material obligation on Kiniksa.

13.6	Infringement

13.6.1	Notice

If either Party becomes aware of (a) any suspected infringement or misappropriation of any Licensed IP, Joint Patent Rights or Joint Know-How; or (b) the submission by any Third Party of an abbreviated BLA under the Biologics Price Competition and Innovation Act for any Licensed Product (each, an “Infringement”), that Party shall promptly notify the other Party and provide it with all details of such Infringement of which it is aware.

13.6.2	GNE Right

Within [***] days after GNE provides or receives a written notice as set forth in Section 13.6.1 (Notice) (“Decision Period”), GNE, in its sole discretion, shall decide whether or not to initiate a suit or action in the Territory regarding such Infringement involving any Licensed IP solely owned by Kiniksa or any Joint Patent Right or Joint Know-How and shall notify Kiniksa of its decision in writing (“Suit Notice”); provided that, if GNE declines to initiate such a suit or action, then it shall provide a Suit Notice to Kiniksa with sufficient time such that such Infringement Response will not be prejudiced.

If GNE decides to bring such a suit or take action, once GNE provides Suit Notice (an “Infringement Response”), GNE may immediately commence such suit or take such an action and Kiniksa shall provide all reasonable cooperation to GNE in connection with such Infringement Response. With respect to any Infringement Response relating to the Licensed Patent Rights solely owned by Kiniksa or the Joint Patent Rights, (a) GNE shall keep Kiniksa informed about such Infringement Response; (b) GNE shall not take any position with respect to, or compromise or settle, any such Infringement action in any way without first providing Kiniksa with (i) notice of GNE’s preferred course of action and (ii) an opportunity to provide comments, which comments Kiniksa will provide promptly and in any event within [***] days from receipt of such notice from GNE and which comments GNE will consider in good faith; and (c) if GNE ceases to diligently pursue an Infringement Response, it shall inform Kiniksa in such a manner that such Infringement Response will not be prejudiced and Section 13.6.3 (Kiniksa Right) shall apply. All costs, including attorneys’ fees, relating to such Infringement Response shall be borne solely by GNE.

13.6.3	Kiniksa Right

If (a) GNE informs Kiniksa that it does not intend to pursue any Infringement Response with respect to any Licensed Patent Right or Joint Patent Right, (b) within [***] days after the receipt of notice of any such Infringement, GNE has not commenced to take any Infringement Response with respect thereto, or (c) if GNE ceases to reasonably pursue any such Infringement Response, then in each case ((a) through (c)), Kiniksa shall thereafter have the right to commence suit or take action in the Territory against such Infringement and shall provide written notice to GNE of any such suit commenced or action taken by Kiniksa. With respect to any such suit or action commenced by Kiniksa, (i) Kiniksa shall keep GNE informed about such suit or action, and (ii) Kiniksa shall not take any position with respect to, or compromise or settle, any such Infringement action in any way without first providing GNE with (x) notice of Kiniksa’s preferred course of action and (y) an opportunity to provide comments, which comments GNE will provide promptly and in any event within [***] days from receipt of such notice from Kiniksa and which comments Kiniksa will consider in good faith. All costs, including attorneys’ fees, relating to such Infringement Response shall be borne solely by Kiniksa.

13.6.4	Enforcement Costs and Allocation of Recovery

The Party bringing suit or taking action (“Initiating Party”) shall, except as provided below, pay all expenses of the suit or action, including the Initiating Party’s attorneys’ fees and court costs. Unless otherwise agreed by the Parties, and subject to the Parties’ respective obligations under Article 15 (Indemnification), all monies recovered upon the final judgment or settlement of any action described in this Section 13.6 (Infringement) shall be used as follows:

(a)

First, to reimburse the Parties for their reasonable out-of-pocket expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses); and

(b)	Second,
(i)	[***]; and
(ii)	[***].

13.6.5	Cooperation

If the Initiating Party believes it is reasonably necessary or desirable to obtain an effective remedy, upon written request the other Party agrees to be joined as a party to the suit or action, but shall be under no obligation to participate except to the extent that such participation is required as the result of its being a named party to the suit or action. At the Initiating Party’s written request, the other Party shall offer reasonable assistance to the Initiating Party in connection therewith, and the Initiating Party will reimburse the other Party’s reasonable out-of-pocket expenses (including attorneys’ fees) incurred in rendering such assistance. The other Party shall have the right to participate and be represented in any such suit or action by its own counsel at its own expense.

13.6.6	Settlement

The Initiating Party may settle, consent judgment or otherwise voluntarily dispose of the suit or action (“Settlement”) without the written consent of the other Party if such Settlement can be achieved without adversely affecting the other Party (including any of its Patent Rights). If a Settlement could adversely affect the other Party, then the written consent of the other Party will be required, which consent shall not be unreasonably withheld.

For any patent that is not a Licensed Patent Right or Joint Patent Right, GNE, in its sole discretion, shall decide whether or not to initiate such suit or action in the Territory. GNE shall have full discretion as to how it wishes to handle such suit and may reach Settlement and retain all damages, settlement fees or other consideration under any terms and conditions it desires and retain whatever. Only if a Settlement could adversely affect Kiniksa shall the written consent of Kiniksa be required, which consent shall not be unreasonably withheld.

13.7	Defense

If an action for infringement is commenced against either Party, its licensees or its sublicensees related to the discovery, development, manufacture, use or sale of a Licensed Product, then the Party against whom such action is brought shall have the right (but not the obligation) to defend such action, at its own expense. The other Party shall assist and cooperate with the defending Party, at the defending Party’s expense, to the extent necessary in the defense of such suit. The defending Party shall have the right to settle the suit or consent to an adverse judgment thereto, in its sole discretion, unless such settlement or adverse judgment affects the rights or interests of the other Party or its Affiliates (including with respect to any Patent Rights Controlled by any of them), in which case such settlement or consent shall be subject to other Party’s prior written consent, not to be unreasonably withheld. Subject to Section 15 (Indemnification), the defending

Party shall assume full responsibility for the payment of any award for damages, or any amount due pursuant to any settlement entered into by it with such Third Party.

13.8	Common Interest Disclosures

With regard to any information, opinions, or materials disclosed pursuant to this Agreement by one Party to each other regarding intellectual property or technology owned by Third Parties, the Parties agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect Licensed Antibodies or Licensed Products, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to Licensed Antibodies or Licensed Products. Accordingly, the Parties agree that all such information and materials obtained by Kiniksa and GNE from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of this Agreement. All information, opinions, and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any such information, opinions, and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party. Notwithstanding the foregoing, neither Party’s attorney represents the other Party.

13.9	Patent Term Extensions

GNE shall use reasonable efforts to obtain all patent term extensions or supplemental protection certificates or their equivalents in any country where applicable to the Licensed Patent Rights. Kiniksa shall cooperate with GNE with respect to such matters, including by timely conferring with GNE to ensure compliance with applicable filing deadlines, and conferring with GNE on the procedures to be followed by GNE to ensure such compliance. Kiniksa shall execute such authorizations and other documents and take such other actions as may be reasonably requested by GNE to obtain such patent term extensions or supplemental protection certificates or their equivalents, including designating GNE as its agent for such purpose as provided in 35 USC § 156. All filings for such patent term extensions or supplemental protection certificates or their equivalents shall be made by GNE.

14.	Representations, Warranties and Covenants

14.1	Representation and Warranties of Kiniksa

Kiniksa represents and warrants to GNE that, as of the Execution Date:

14.1.1	Safety Data

Kiniksa has disclosed to GNE (i) the results of all preclinical testing and human clinical testing of Licensed Product generated by or on behalf of Kiniksa or its Affiliates, and (ii) all information in its Control concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to Licensed Product, except, in each case ((i) and (ii)), to the extent not yet made available to Kiniksa (or its Affiliates) with respect to the In Progress PN Study.

14.1.2	No Back-Up Licensed Antibodies

Except as set forth in Appendix 14.1.2, neither Kiniksa nor any of its Affiliates (a) is researching or developing any Licensed Antibody other than the Lead Antibody; or (b) possess any other Licensed Antibodies.

14.1.3	Third Party Patent Rights

To Kiniksa’s Knowledge, except as disclosed to GNE prior to the Execution Date, there is no valid issued Patent Right owned by any Third Party that that would prevent GNE from making, having made, using, offering for sale, selling or importing Licensed Antibody or Licensed Product in the Territory as contemplated by this Agreement.

14.1.4	Licensed IP

(a) Appendix 14.1.4(a) contains a complete and accurate list of all patents and patent applications that Kiniksa owns that claim or disclose the Licensed Know-How; (b) Appendix 14.1.4(b) specifies the Existing Lead Antibody Patent Rights; (c) with respect to any Licensed IP Controlled, but not owned by Kiniksa, Appendix 14.1.4(c) specifies each Third Party agreement pursuant to which Kiniksa Controls such Licensed IP and contains a list of the Licensed Patent Rights Controlled by Kiniksa pursuant to each applicable Third Party agreement, which list is a complete and accurate list of the Licensed Patent Rights that were specifically identified in a table scheduling Patent Rights in each such applicable agreement as of the date of execution of the applicable agreement; and (d) Appendix 14.1.4(d) specifies any agreement with a Third Party pursuant to which Kiniksa has any payment obligations with respect to Licensed IP or the research, development, registration, use, manufacture, import, export, marketing, distribution, sale or use of Licensed Antibodies or Licensed Products in the Field in the Territory. Except as identified in Appendix 14.1.4 (c) or (d), (i) Kiniksa is the exclusive owner of all rights, title and interests in, or is the exclusive licensee of, the Licensed IP; and (ii) Kiniksa does not owe any financial obligations to any Third Party with respect to the Licensed IP or the research, development, registration, use, manufacture, import, export, marketing, distribution, sale or use of Licensed Antibodies or Licensed Products in the Field in the Territory.

14.1.5	Inventors

Kiniksa has obtained the assignment of, or a license under, all interest and all rights or licenses with respect to the Licensed Patent Rights as necessary to grant the licenses granted to GNE hereunder. All of Kiniksa’s (and each of its Affiliates’, contractors’ and (sub)licensees’) employees, officers and consultants have executed agreements requiring assignment to Kiniksa or its Affiliates of all Inventions and Know-How made by such individuals during the course of and as a result of their association with Kiniksa or its Affiliate.

14.1.6	Grants

To Kiniksa’s Knowledge, Kiniksa has the lawful right (including any necessary rights from its Affiliates) to grant GNE and its Affiliates all of the rights and licenses described in this Agreement.

14.1.7	Authorization

Kiniksa represents and warrants to GNE that the execution, delivery and performance of this Agreement and the Biogen Side Letter by it and all instruments and documents to be delivered by it hereunder: (i) are within its corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of its certificate of formation or limited liability company agreement; (iv) to its Knowledge, will not violate any law or regulation or any order or decree of any Governmental Authority; (v) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which it is a party or by which it or any of its property is bound, which violation would have an adverse effect on its financial condition or on its ability to perform its obligations hereunder; and (vi) do not require any filing or registration with, or the consent or approval of, any Governmental Authority or any other person, which has not been made or obtained previously (other than approvals required under Antitrust Laws, Marketing Authorizations required for the sale of Licensed Products and filings with Regulatory Authorities required in connection with Licensed Products). Further, Kiniksa represents and warrants to GNE that there are no claims or investigations pending or threatened against Kiniksa or any of its Affiliates, at law or in equity, or before or by any Governmental Authority relating to the matters contemplated under this Agreement or the Biogen Side Letter that would materially adversely affect Kiniksa’s ability to perform its obligations hereunder or thereunder, and neither Kiniksa nor any of its Affiliates is or will be under any obligation to any person, contractual or otherwise, that is conflicting with the terms of this Agreement or the Biogen Side Letter, or that would impede the fulfillment of Kiniksa’s obligations hereunder or thereunder.

14.1.8	Control of Licensed IP

Except solely with respect to the In Progress PN Study Data or any other Know-How Controlled by Kiniksa Parent that is necessary for the completion of the In Progress PN Study by Kiniksa Parent in accordance with this Agreement (the “PN Study Know-How”), no Affiliate of Kiniksa Controls or otherwise holds rights to any Know-How or Patent Rights that, if Controlled by Kiniksa, would constitute Licensed Know-How or Licensed Patent Rights, or, with respect to Kiniksa’s interest therein, Joint Know-How or Joint Patent Rights, respectively. If any such Know-How or Patent Right comes into the Control of any Affiliate of Kiniksa, then Kiniksa will promptly cause such Affiliate to transfer and assign such Know-How or Patent Right to Kiniksa and, upon such transfer and assignment, such Know-How or Patent Right will be included under the Licensed Know-How, Licensed Patent Rights, Joint Know-How, or Joint Patent Rights (as applicable) for purposes of this Agreement.

14.1.9	Control of In Progress PN Study Data

Kiniksa or its Affiliates own or Control all data and information generated by, or on behalf of, Kiniksa, in the conduct of the In Progress PN Study.

14.1.10	Validity of Patent Rights

To Kiniksa’s Knowledge, (a) there are no inventorship disputes concerning any Existing Licensed Patent Rights, and (b) such Existing Licensed Patent Rights are (i) being diligently Handled where filed within the Territory and (ii) valid and enforceable.

14.1.11	Ownership and Legitimacy of Licensed Know-How, Kiniksa Cell Line Materials and Inventory

To Kiniksa’s Knowledge, the Licensed Know-How existing as of the Effective Date (a) is legitimately in the Control of Kiniksa and has not been misappropriated from any Third Party (or Kiniksa Affiliate); and (b) Kiniksa has taken reasonable measures to protect the confidentiality of such Know-How.

Kiniksa or its Affiliate is the sole and exclusive owner of, or otherwise has all rights necessary to transfer and assign or license to GNE, as applicable, in accordance with this Agreement with respect to, all existing clinical and non-clinical grade drug product and drug substance, active pharmaceutical ingredient, intermediates and raw materials associated with Licensed Antibodies, as well as any other existing Materials (such as reference standards and retention samples, critical assay reagents and cell banks), and packaging associated with such Licensed Antibodies and Licensed Products contained therein, and the Kiniksa Cell Line Materials, in each case, free and clear of all liens and all such Inventory and Kiniksa Cell Line Materials have, to the extent owned by Kiniksa, been developed and produced in compliance in all material respects with all GMP and Applicable Laws. To the Knowledge of Kiniksa, there are no material defects in any of the Inventory or Kiniksa Cell Line Materials. The Kiniksa Cell Line Materials are suitable to be used as starting material for (i) further manufacturing of the Lead Antibody and (ii) the production of a working cell bank. To Kiniksa’s Knowledge, all existing Inventory and Kiniksa Cell Line Materials are accurately listed in the Tech Transfer Plan.

14.1.12	Existing Clinical Supply of Lead Product

(a) Kiniksa has the quantity of drug product, drug substance and placebo required for the Initial Drug Supply and DP Resupply as set forth in Appendix 6.1.2.2; (b) Kiniksa has sufficient additional quantities of drug product and placebo to conduct the In Progress PN Study; (c) Kiniksa or its Affiliate is the sole and exclusive owner of all such drug product, drug substance and placebo free and clear of all liens; and (d) all such drug product, drug substance and placebo satisfy the specifications and quality requirements for such drug substance, drug product and placebo as in existence as of the Execution Date and have been produced in compliance in all material respects with all GMP and Applicable Laws. To the Knowledge of Kiniksa, there are no defects in any such drug product, drug substance and placebo.

14.1.13	Existing Clinical Studies

There are no Clinical Studies or other development activities being conducted by or on behalf of Kiniksa (or any of its Affiliates) relating to Licensed Antibodies or Licensed Products other than the In Progress PN Study; and all Clinical Studies conducted by or on behalf of Kiniksa (or any of its Affiliates) relating to Licensed Antibodies or Licensed Products have been conducted in accordance with Applicable Law, including good laboratory practices, good clinical practices, good manufacturing practices (and each of their foreign equivalents), and applicable privacy, data protection and informed consent requirements.

14.1.14	DP Resupply

Kiniksa reserved [***] drug product sterile fill-finish manufacturing slots with its contract manufacturing organization sufficient to enable a delivery of the DP Resupply on or before [***], and in any event by no later than [***].

14.2	Representation, Warranties and Covenants as to Biogen APA

14.2.1	Biogen APA

Kiniksa represents, warrants and covenants to GNE as of the Effective Date that (a) Kiniksa Parent has properly assigned, and Kiniksa has properly assumed, the Biogen APA in its entirety (including all of Kiniksa Parent’s obligations and rights under the Biogen APA and all of Kiniksa Parent’s (and any of its Affiliates) assets to which the Biogen APA relates (including the Licensed IP transferred to Kiniksa under the Biogen APA)), except for the PN Study Know-How, and such assignment and assumption of the Biogen APA was consummated in conformance with all requirements therefor under the Biogen APA; (b) Kiniksa has provided GNE with a true, correct and complete copy of the Biogen APA (redacted only for non-material obligations, Kiniksa’s financial obligations under the Biogen APA, or other obligations that, in each case, do not impact GNE’s obligations to Kiniksa, or GNE’s rights, under this Agreement); (c) subject only to the terms of the Biogen Side Letter and the Biogen APA Amendment, the Biogen APA remains in full force and effect; (d) neither Kiniksa nor Biogen has provided any notice or other communication to the other party thereunder of any default, breach, potential default or potential breach, in each case, under the Biogen APA; and (e) to Kiniksa’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would give either Biogen or Kiniksa the right to declare a breach or terminate the Biogen APA.  With respect to any PN Study Know-How, Kiniksa covenants that it will cause Kiniksa Parent to transfer and assign such Know-How to Kiniksa promptly following the earlier of completion of the In Progress PN Study or the IND Transfer Request Date, as set forth in, and in accordance with, the Tech Transfer Plan and Section 8.2 (Regulatory Transfer), and, upon such transfer and assignment, such Know-How will be included under the Licensed Know-How for purposes of this Agreement.

14.2.2	Maintenance of Biogen APA; Breach Notices and Other Material Correspondence

During the Agreement Term, Kiniksa shall (a) satisfy all of its material obligations to Biogen (including making all payment obligations) under the Biogen APA and the Biogen Side Letter; (b) not commit any act or omission that would cause a breach of or give rise to a right of Biogen to terminate the Biogen APA and take all steps in its control to maintain in full force and effect, the Biogen APA and the Biogen Side Letter; (c) not assign or otherwise transfer, in whole or in part, to any party (except an assignment to a party to whom this Agreement is assigned as permitted under Section 20.4 (Assignment)) the Biogen APA or the Biogen Side Letter; (d) not amend, restate, amend and restate, or otherwise modify the Biogen APA or the Biogen Side Letter in a manner that would impact or otherwise limit the rights or expand the obligations of GNE under this Agreement, without the prior written consent of GNE; (e) not terminate in whole or in part the Biogen APA or the Biogen Side Letter or otherwise exercise or waive any rights it may have under the Biogen APA or the Biogen Side Letter in a manner that would impact or otherwise limit the rights or expand the obligations of GNE with respect to the Licensed IP, the Joint Patent Rights or the Joint Know-How under this Agreement, without the prior consent of GNE; (f) provide GNE with prompt written notice of any notice or other communication of any claim of a breach or default under, or termination of, the Biogen APA or the Biogen Side Letter made by either Kiniksa or Biogen (or any party acting on behalf of either such party) whether under Article 8 of the Biogen APA or otherwise; and (g) promptly send to GNE copies of all other material correspondence to or from Biogen (or an party acting on either such party’s behalf) that relates to a potential or actual breach or default of the Biogen APA that could give rise to a right for Biogen to terminate the Biogen APA or other material correspondence relating to a Biogen claim with respect to Biogen’s rights, or Kiniksa’s obligations, as to or related to any of the Licensed IP, the Joint Patent Rights, or the Joint Know-How. The notices provided to GNE under the foregoing clause (f) and (g) shall include in reasonable detail the substance and circumstances of such claims and Kiniksa’s planned response and other potential actions to ensure that the Biogen APA remains in full force and effect. In addition, Kiniksa shall, at the request of GNE, promptly have its appropriate representatives and its legal counsel meet with GNE and its legal counsel to discuss such claims and Kiniksa’s planned response and other potential actions to ensure that the Biogen APA remains in full force and effect.

14.2.3	GNE Opportunity to Cure APA Breach Claims on Kiniksa’s Behalf

If, during the Agreement Term, Biogen (or any other party acting on Biogen’s behalf) (a) makes any claim of a breach or default of the Biogen APA by Kiniksa (or by any party acting on Kiniksa’s behalf, including GNE), or (b) seeks to terminate the Biogen APA, in whole or in part, (collectively (a) – (b), an “APA Breach Claim”), then to the extent Kiniksa has not yet done so under Section 14.2.2 (Maintenance of Biogen APA; Breach Notices and Other Material Correspondence), Kiniksa shall promptly notify GNE of such APA Breach Claim including in reasonable detail the substance and circumstances of such APA Breach Claim and Kiniksa’s planned response and other potential actions to ensure that the Biogen APA remains in full force and effect.  In addition, Kiniksa shall, at the request of GNE, promptly have its appropriate representatives and its legal counsel meet with GNE and its legal counsel to discuss such claims and Kiniksa planned response and other actions to ensure that the Biogen APA remains in full force and effect.

In addition, at the request of GNE, Kiniksa shall (x) use diligent efforts to enable GNE, at its option, to participate in any discussions with Biogen to attempt to resolve any APA Breach Claims and, to the extent an APA Breach Claim becomes subject to judicial, arbitral, mediation or other dispute resolution processes and as permitted by Applicable Law, if requested by GNE, join GNE, and not object to the intervention by, or joinder of, GNE, as a party-in-interest in any such proceedings related thereto; (y) seek to cure or as appropriate dispute any APA Breach Claims as permitted under Section 8.2.3 of the Biogen APA; and (z) to the extent that GNE would be capable of curing any APA Breach Claim relating to the subject matter of this Agreement, at GNE’s sole discretion and request, permit GNE on Kiniksa’s behalf (and make all diligent efforts with Biogen for it to accept) to cure such APA Breach Claim under the Biogen APA.  GNE shall be permitted to offset its reasonable, documented, undisputed costs (including any financial payments made to Biogen therefor) incurred curing such APA Breach Claim against any payments owed to Kiniksa under this Agreement except to the extent such breach of the Biogen APA is directly caused by the actions or omissions of the GNE Group (or, if such costs are in dispute, then GNE may so offset such costs to the extent determined by a court of competent jurisdiction consistent with Section 20.2 (Disputes) and Section 20.3 (Jurisdiction; Consent to Forum)).

14.3	Representations and Warranties of GNE

GNE represents and warrants to Kiniksa as of the Execution Date that the execution, delivery and performance of this Agreement and the Biogen Side Letter by it and all instruments and documents to be delivered by it hereunder: (i) are within its corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of its certificate of formation or limited liability company agreement; (iv) to its knowledge of, will not violate any law or regulation or any order or decree of any Governmental Authority; (v) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which it is a party or by which it or any of its property is bound, which violation would have an adverse effect on its financial condition or on its ability to perform its obligations hereunder; and (vi) do not require any filing or registration with, or the consent or approval of, any Governmental Authority or any other person, which has not been made or obtained previously (other than approvals required under Antitrust Laws, Marketing Authorizations required for the sale of Licensed Products and filings with Regulatory Authorities required in connection with Licensed Products).  Further, GNE represents and warrants to Kiniksa that there are no claims or investigations, pending or threatened against GNE or any of its Affiliates, at law or in equity, or before or by any Governmental Authority relating to the matters contemplated under this Agreement or the Biogen Side Letter, or that would materially adversely affect GNE’s ability to perform its obligations hereunder or thereunder, and neither GNE nor any of its Affiliates is or will be under any obligation to any person, contractual or otherwise, that is conflicting with the terms of this Agreement or the Biogen Side Letter, or that would impede the fulfillment of GNE’s obligations hereunder or thereunder.

14.4	No Other Representations and Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF PRODUCTS.

15.	Indemnification

15.1	Indemnification by GNE

GNE shall indemnify, hold harmless and defend Kiniksa, Kiniksa’s Affiliates and their directors, officers, employees and agents (“Kiniksa Indemnitees”) from and against any and all losses, expenses, cost of defense (including reasonable attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) incurred in connection with any claims, demands, actions or other proceedings by any Third Party and any amounts Kiniksa Indemnitees become legally obligated to pay to such Third Party, to the extent that such claim or claims arise out of or result from (a) any breach of this Agreement by the GNE Group, (b) the development, manufacture, or commercialization of any Licensed Antibody or Licensed Product (e.g., product liability claims) by or on behalf of the GNE Group, or (c) the negligence or willful misconduct by or on behalf of the GNE Group, or any of its respective directors, officers, employees, subcontractors, or agents in the performance of GNE’s obligations or exercise of its rights under this Agreement, except, in each case ((a) through (c)), to the extent such losses, expenses, costs and amounts arise out of or result from the matters described under Section 15.2 (Indemnification by Kiniksa).

15.2	Indemnification by Kiniksa

Kiniksa shall indemnify, hold harmless and defend GNE, GNE’s Affiliates and their directors, officers, employees and agents (“GNE Indemnitees”) from and against any and all losses, expenses, cost of defense (including reasonable attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) incurred in connection with any claims, demands, actions or other proceedings by any Third Party and any amounts GNE Indemnitees become legally obligated to pay to such Third Party, to the extent that such claim or claims arise out of or result from (a) any breach of this Agreement by Kiniksa; (b) the development, manufacture, or commercialization of any Licensed Antibody or Licensed Product (e.g., product liability claims) by or on behalf of Kiniksa or any of its Affiliates or sublicensees, or (c) the negligence or willful misconduct by or on behalf of Kiniksa or any of its Affiliates or sublicensees, or any of their respective directors, officers, employees, subcontractors, or agents in the performance of Kiniksa’s obligations or exercise of its rights under this Agreement, except in each case ((a) through (c)) to the extent such losses, expenses, costs and amounts arise out of or result from the matters described under Section 15.1 (Indemnification by GNE).

15.3	Procedure

In the event of a claim by a Third Party against a Party entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the other Party (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnifying Party shall not settle any such claim unless: (a) such compromise or settlement imposes only a monetary obligation on the Indemnifying Party and includes as an unconditional term thereof the giving by each claimant or plaintiff of the Indemnified Party a release from all liability in respect of such claim; or (b) the Indemnified Party consents to such compromise or settlement, which consent will not be unreasonably withheld unless such compromise or settlement involves (i) any admission of legal wrongdoing by the Indemnified Party, (ii) any payment by the Indemnified Party that is not indemnified under this Agreement, or (iii) the imposition of any equitable relief against the Indemnified Party (in which case, (i) through (iii), the Indemnified Party may withhold its consent to such settlement in its sole discretion).

16.	Liability

16.1	Limitation of Liability

EXCEPT FOR INDEMNIFICATION UNDER ARTICLE 15 (INDEMNIFICATION), ANY BREACH OF THE PARTIES’ OBLIGATIONS UNDER ARTICLE 17 (CONFIDENTIAL INFORMATION), OR ANY MISAPPROPRIATION, INFRINGEMENT OR OTHER VIOLATION OF INTELLECTUAL PROPERTY OWNED OR CONTROLLED BY THE OTHER PARTY, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 16.1 (LIMITATION OF LIABILITY) IS INTENDED TO OR SHALL LIMIT OR RESTRICT ANY DAMAGES TO THE EXTENT ARISING FROM OR RELATING TO WILLFUL MISCONDUCT OR FRAUDULENT ACTS OR FRAUDULENT OMISSIONS OF EITHER PARTY.

17.	Confidential Information

17.1	Confidential Information

The Licensed Know-How will be the Confidential Information of Kiniksa (for clarity, except to the extent that such Licensed Know-How is excluded from being Confidential Information in accordance with Section 1.38 (i) through (v)). Any report or other information provided by GNE to Kiniksa under this Agreement will be the Confidential Information of GNE. The Joint Know-How and the terms of this Agreement shall be considered Confidential Information of the Parties.

17.2	Non-Use and Non-Disclosure

Commencing on the Execution Date and during the Agreement Term and for [***] thereafter, subject to the provisions of this Article 17 (Confidential Information), a Receiving Party shall (i) except to the extent authorized by this Agreement, maintain in confidence and otherwise safeguard, and not published or otherwise disclose, all Confidential Information of a Disclosing Party, (ii) treat Confidential Information provided by Disclosing Party as it would treat its own information of a similar nature, (iii) take all reasonable precautions not to disclose such Confidential Information to Third Parties, without the Disclosing Party’s prior written consent, and (iv) not use such Confidential Information other than for fulfilling its obligations under this Agreement. Each Party will promptly notify the other Party of any misuse or unauthorized disclosure of the other Party’s Confidential Information.

17.3	Permitted Disclosure

Notwithstanding the obligation of non-use and non-disclosure set forth in Section 17.2 (Non-Use and Non-Disclosure), the Parties recognize the need for certain exceptions to this obligation, specifically set forth in Section 17.4 (Press Releases), Section 17.5 (Publications), Section 17.6 (Commercial Considerations), and Section 17.7 (Court or Administrative Order; Compliance with Law) below, with respect to press releases, patent rights, publications, certain commercial considerations or court or administrative order, respectively.

17.4	Press Releases

Kiniksa may issue a press release announcing the existence and selected key terms of this Agreement, in the form of the approved press release attached as Appendix 17.4.

GNE may issue press releases in accordance with its internal policy and the terms and conditions of this Agreement.  If GNE intends to make reference to Kiniksa in any press release (other than naming Kiniksa as a licensor for Licensed Antibody or Licensed Product under this Agreement), or disclose Confidential Information of Kiniksa not otherwise permitted under the terms of this Agreement, GNE shall provide Kiniksa with a copy of any draft press release related to the activities contemplated by this Agreement at least [***] Business Days prior to its intended publication for Kiniksa’s review. Kiniksa may provide GNE with suggested modification to the draft press release. GNE shall consider Kiniksa’s suggestions in issuing its press release and will, if so suggested by Kiniksa, remove from such release, prior to its disclosure, any Confidential Information of Kiniksa’s that Kiniksa identifies therein.

Kiniksa shall only issue press releases related to the activities contemplated by this Agreement that have been approved by GNE in accordance with, and to the extent required by, this Section 17.4 (Press Releases) or as otherwise permitted under Section 17.7 (Court or Administrative Order; Compliance with Law). In all circumstances, to the extent practicable, Kiniksa shall provide GNE with a draft press release at least [***] Business Days prior to its intended publication for GNE’s review. During such period, GNE shall (i) approve the draft press release and permit Kiniksa to issue the press release, (ii) contact Kiniksa to discuss modification to the draft press release, or (iii) contact Kiniksa and disapprove the press release. If GNE asks for modification, then Kiniksa shall either make such modification or work with GNE to arrive at a press release that GNE approves. Notwithstanding any provision to the contrary set forth in this Agreement, after issuance of a press release by a Party in accordance with this Section 17.4 (Press Releases), each Party may further disclose the information contained in such press release without the need for further notice to, or review by, the other Party so long as such information remain accurate and current; provided that Kiniksa shall use reasonable efforts to notify GNE prior to the issuance of any such press release as described in this sentence.

To ensure communication alignment, responses (if any) to inquiries by media or other Third Parties after issuance of a permitted press release by Kiniksa (solely or jointly with GNE) shall consist solely of the press release language or shall follow the response guidelines that may be developed by agreement of the Parties.

17.5	Publications

During the Agreement Term, the following restrictions shall apply with respect to disclosure by any Party of Confidential Information relating to the Licensed Product in any publication or presentation:

a)	GNE, in accordance with its internal policies and procedures, shall have the right to publish all studies, clinical trials and results thereof relating to Licensed Antibodies or Licensed Products (including any results relating to the In Progress PN Study when available and any Joint Know-How) at its discretion, including on the clinical trial registries that are maintained by or on behalf of GNE. Kiniksa shall not publish any studies, clinical trials or results thereof related to Licensed Antibodies or Licensed Product on its clinical trial registry or elsewhere; provided that, if Kiniksa is required under Applicable Law to post or otherwise disclose results with respect to the In Progress PN Study, then Kiniksa will post or disclose such study, subject to GNE prior review and comment.

b)	Subject to clause (a) above, if GNE intends to include any Confidential Information of Kiniksa (that it is not otherwise permitted to disclose under this Agreement) in a publication or presentation, then GNE shall provide Kiniksa with a copy of any proposed publication or presentation under this Section 17.5 (Publications) at least [***] days prior to submission for publication ([***] days for poster or abstract presentations) to provide Kiniksa with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain confidentiality of Kiniksa’s Confidential Information identified in such publication or presentation in accordance with the requirements of this Agreement. GNE shall implement Kiniksa’s reasonable suggestions for purposes of protecting the confidentiality of Kiniksa’s Confidential Information in issuing its publication or presentation.

17.6	Commercial Considerations

Each Party and its Affiliates may provide or permit access to the other Party’s Confidential Information to the Receiving Party’s employees, consultants, advisors, licensees, collaboration partners, and Sublicensees, and to the employees, consultants and advisors of the Receiving Party’s Affiliates as necessary or appropriate to conduct such Party’s activities (or exercise its rights) under this Agreement who are subject to obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the obligations of confidentiality and non-use of the Receiving Party pursuant to this Article 17 (Confidential Information). Each Party will remain responsible for any failure by its Affiliates, licensees, collaboration partners, or Sublicensees, and its and its Affiliates’ respective employees, consultants and advisors, to treat such Confidential Information as required under this Article 17 (Confidential Information) as if such Affiliates, employees, consultants, advisors, licensees, collaboration partners, and Sublicensees were parties directly bound to the requirements of this Article 17 (Confidential Information).

Notwithstanding the obligation of non-use and non-disclosure set forth in Section 17.2 (Non-Use and Non-Disclosure), (a) GNE or its Affiliates may disclose Confidential Information of Kiniksa (including Joint Know-How) to (i) Governmental Authorities to the extent required or desirable to secure government approval for the development, manufacture or sale of Licensed Product in the Territory, (ii) Third Parties acting on behalf of GNE, to the extent reasonably necessary for the development, manufacture, marketing, or sale of Licensed Product in the Territory, provided that such disclosure is covered by terms of confidentiality substantially similar as those set forth herein, (iii) Third Parties requesting clinical trial data information (in accordance with GNE’s then-current data sharing policy), or (iv) Third Parties to the extent reasonably necessary to market the Licensed Product; and (b) the Receiving Party may disclose Confidential Information of the Disclosing Party to the Receiving Party’s directors, advisors (including financial advisors, attorneys and accountants), actual or bona fide potential acquisition partners, potential financing sources or investors, and underwriters on a need to know basis; provided that (I) such disclosure is covered by terms of confidentiality similar to those set forth herein (which may include professional statutory obligations), (II) such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed, and (III) the term of such confidentiality obligation must be consistent with industry standards.

17.7	Court or Administrative Order; Compliance with Law

Notwithstanding the obligation of non-use and non-disclosure set forth in Section 17.2 (Non-Use and Non-Disclosure) or the approval requirements related to press releases set forth in Section 17.4 (Press Releases), the Receiving Party or its Affiliates may disclose the Confidential Information of the Disclosing Party as and to the extent that such Confidential Information is required to be disclosed by the Receiving Party or its Affiliates to comply with a court or administrative order, Applicable Law, IFRS, GAAP, applicable regulations of a stock exchange, or to defend or prosecute litigation; provided that (a) the Receiving Party or its Affiliates furnishes prompt notice (in no event less than [***] days, or such shorter period as may be required to comply with regulation of any stock exchange or other Applicable Law, order, or regulation and in no event will the disclosing Party be required to delay any filing or disclosure required under Applicable Law (including SEC regulations)) of such disclosure to the Disclosing Party to enable it to resist such disclosure and, to the extent practicable, takes reasonable and lawful actions to minimize the degree of such disclosure, including seeking a protective order or other appropriate remedy (including redaction) to ensure confidential treatment of such information; and (b) upon GNE’s request Kiniksa shall provide an explanation of any legal advice it received that Kiniksa is required to make such disclosures.  No notice shall be required under this Section 17.7 (Court or Administrative Order; Compliance with Law) if and to the extent that the specific information contained in the proposed disclosure has previously been included in any previous disclosure made by either Party hereunder pursuant to this Article 17 (Confidential Information), or is otherwise approved in advance in writing by the other Party.

In addition, either or both Parties may be obligated to make a filing or disclosure of a copy of this Agreement (including any subsequent amendments thereto) with the SEC (or equivalent foreign agency) or a Governmental Authority, and each Party shall be entitled to make such a required filing or disclosure; provided that, to the extent not prohibited by Applicable Law or judicial or administrative process, prior to making any such filing or disclosure, such Party shall provide a draft of this Agreement (or amendments thereto, as applicable) to the other Party at least [***] Business Days in advance of such filing or disclosure to provide the other Party the opportunity to review and comment and shall specify to the non-disclosing Party when its comments need to be provided in order to be considered.  The non-disclosing Party shall provide any comments within [***] Business Days, and the disclosing Party shall consider in good faith any timely comments provided by the non-disclosing Party; provided that the disclosing Party may or may not accept such comments in its discretion based upon the advice of its legal counsel as to the legal necessity to reject such comments for such filing (provided that upon GNE’s request Kiniksa shall provide an explanation of such legal advice) and in no event will the disclosing Party be required to delay any filing or disclosure required under Applicable Law (including SEC regulations).  Each Party shall be responsible for its own legal and other external costs in connection with any such filing or disclosure pursuant to this paragraph.

18.	Term and Termination

18.1	Commencement and Term

This Agreement shall commence upon the Effective Date and continue for the Agreement Term; provided that certain terms shall be effective and commence as of the Execution Date in accordance with Section 20.18.4 (Provisions Effective on Execution Date). Following the expiration of the Agreement Term for a given Licensed Product in a given country, the licenses granted to GNE under Section 2.1 (Licenses) for such Licensed Product in such country shall be fully paid up, irrevocable and royalty-free.

18.2	Termination

18.2.1	Termination for Breach

A Party (“Non-Breaching Party”) shall have the right to terminate this Agreement in its entirety in the event the other Party (“Breaching Party”) is in material breach of its material obligations under this Agreement.  The Non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify in reasonable detail the nature of the breach. The Breaching

Party shall have a period of [***] after such written notice is provided (“Peremptory Notice Period”) to cure such breach. If the Breaching Party has a bona fide dispute as to whether such breach occurred or has been cured, or whether it is a breach of any of its material obligations under this Agreement, it will so notify the Non-Breaching Party, and the expiration of the Peremptory Notice Period shall be tolled until such dispute is resolved pursuant to Section 20.2 (Disputes) and Section 20.3 (Jurisdiction; Consent to Forum). Upon a determination of breach of any of its material obligations under this Agreement or failure to cure such breach, the Breaching Party will have the remainder of the Peremptory Notice Period, if any, to cure such breach. If such breach is not cured within the Peremptory Notice Period, then absent withdrawal of the Non-Breaching Party’s request for termination and, if such termination right is for a material breach by Kiniksa subject to GNE’s right under Section 18.5 (GNE Rights in Lieu of Termination For Material Breach by Kiniksa), this Agreement shall terminate in its entirety effective as of the expiration of the Peremptory Notice Period.

Any failure to comply by GNE with GNE’s reporting obligations under Section 4.5.1 (Records; Reports) or Section 4.5.2 (Content of Reports), as described in Section 4.5.3 (Inability to Report Specified Details Not a Material Breach), shall not be considered a material breach by GNE for purposes of giving a right to Kiniksa to terminate this Agreement, in whole or in part, under this Section 18.2.1 (Termination for Breach).

18.2.2	Termination for Biogen Reversion

Upon the occurrence of a Biogen Reversion, subject to Section 18.6.5 (License to GNE Upon Biogen Reversion), this Agreement shall terminate effective upon the effective date of the termination of the Biogen APA.

18.2.3	Termination by GNE for Effective Date Rep Failure

Upon the occurrence of a Rep Failure that GNE has not waived in writing in accordance with Section 20.18.3 (Effective Date; Effective Date Representations and Warranties), GNE shall have the right to terminate this Agreement in the entirety by written notice to Kiniksa specifying such a termination under this Section 18.2.3 (Termination by GNE for Effective Date Rep Failure). Such termination shall be effective immediately upon GNE’s delivery of such written notice and, for clarity, in such case the Effective Date shall be deemed to not have occurred.

18.3	Insolvency

A Party shall have the right to terminate this Agreement in the entirety if the other Party incurs an Insolvency Event; provided, however, that in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] days after the filing thereof.

18.4	Termination by GNE without a Cause

GNE shall have the right to terminate this Agreement at any time in its entirety upon (i) [***] prior written notice, if such notice is delivered prior to the First Commercial Sale of a Licensed Product; or (ii) [***] prior written notice, if such notice is delivered after the First Commercial Sale of a Licensed Product. The effective date of termination under this Section 18.4 (Termination by GNE without a Cause) shall be the date [***] or [***], as the case may be, after GNE provides such written notice to Kiniksa.

18.5	GNE Rights in Lieu of Termination For Material Breach by Kiniksa

In the event that GNE has the right to terminate this Agreement pursuant to Section 18.2.1 (Termination for Breach), following the expiration of all applicable notice and cure periods, and, if any dispute is initiated under Sections 20.2 (Disputes) and 20.3 (Jurisdiction; Consent to Forum) before the expiration of the applicable cure period with respect to the asserted basis of such termination, agreement by the Parties or confirmation by a court of competent jurisdiction consistent with Section 20.3 (Jurisdiction; Consent to Forum) of the basis for termination under Section 18.2.1 (Termination for Breach), GNE may elect, at its sole option, upon written notice to Kiniksa that, in lieu of exercising its right to terminate this Agreement pursuant to Section 18.2.1 (Termination for Breach), this Agreement shall remain in full force and effect; provided, however, that, (a) to the extent not already paid by GNE under this Agreement, GNE shall remain obligated to pay milestones and other payments in accordance with Sections 9.2 (Fee upon Satisfaction of Clinical Supply by Required Supply Dates), 9.3 (Development and Regulatory Event Payments) and 9.4 (Sales Based Events) and royalties under Section 9.5 (Royalty Payments); and (b) GNE shall have the right to offset the full amount of any undisputed damages incurred by GNE as a result of such material breach by Kiniksa from any future payments otherwise due and payable to Kiniksa under this Agreement (or, if such damages are in dispute, then GNE may so offset those damages incurred by GNE as a result of such material breach by Kiniksa to the extent determined by a court of competent jurisdiction consistent with Section 18.2.1 (Termination for Breach)), or as otherwise payable by GNE to Biogen in accordance with the Biogen Side Letter.

18.6	Consequences of Termination

18.6.1	Effects of Termination

Upon any termination of this Agreement under (i) Section 18.2 (Termination) (except to the extent specified in Section 18.6.5 (License to GNE Upon Biogen Reversion)), (ii) Section 18.3 (Insolvency), or (iii) Section 18.4 (Termination by GNE without a Cause), the rights and licenses granted by any Party to the other Party under this Agreement shall terminate in their entirety on the effective date of such termination.

Upon any termination of this Agreement in the entirety under Section 18.2.1 (Termination for Breach) or Section 18.4 (Termination by GNE without a Cause), if Kiniksa desires to continue development or commercialization of the Licensed Antibodies and Licensed Product that were developed or commercialized by GNE under this Agreement (the “Reversion Product(s)”), then Kiniksa shall provide a Continuation Election Notice to GNE no later than [***] days following, as applicable (a) the effective date of a termination pursuant to Section 18.2.1 (Termination for Breach); or (b) the notice of a termination pursuant to Section 18.4 (Termination by GNE without a Cause). If GNE receives such a Continuation Election Notice:

(a)	After the effective date of termination GNE shall, to the extent GNE has the right to do so, transfer to Kiniksa all Regulatory Filings and approvals, all final pre-clinical and clinical study reports and clinical study protocols, and all data that is GNE Know-How, including clinical data, in GNE’s Control specifically related to such Reversion Product(s) necessary for Kiniksa to continue to develop, manufacture, and commercialize such Reversion Product(s). All data shall be transferred in the form and format in which it is maintained by GNE. Original paper copies shall only be transferred if legally required or where generating electronic copies is not reasonably feasible. GNE shall not be required to prepare or finalize any new data, reports or information solely for purposes of transfer to Kiniksa.

(b)	GNE shall assign all agreements solely related to such Reversion Products, to the extent such agreements have not been cancelled and are assignable without GNE paying any consideration (unless Kiniksa agrees to bear any such consideration) or commencing litigation in order to effect an assignment of any such agreement.

(c)	Kiniksa shall, upon transfer, have the right to disclose such filings, approvals and data to (i) Governmental Authorities to the extent required or desirable to secure approval for the development, manufacture or sale of such Reversion Product(s); (ii) Third Parties acting on behalf of Kiniksa, its Affiliates or licensees, to the extent necessary solely for the development, manufacture, or commercialization of such Reversion Product(s); or (iii) Third Parties to the extent reasonably necessary to develop, manufacture, or commercialize such Reversion Product(s).

(d)	GNE shall grant to Kiniksa, an exclusive, sub-licensable (through multiple tiers) license under the GNE Patent Rights and GNE Know-How, including GNE’s interest in the Joint Patent Rights and Joint Know-How, solely to the extent necessary to allow Kiniksa, its Affiliates or licensees to develop, subject to Section 18.6.3.2(b) (Obligations Related to Manufacturing) and Section 18.6.3.3 (Limitations on Grant-Backs; Transfer Expenses) manufacture and have manufactured, use, offer to sell, sell, promote, export and import such Reversion Product(s). For clarity, the licenses under this Section 18.6.1(d) shall not include any licenses that GNE has with a Third Party for which such grant would be prohibited or under which a member of the GNE Group would incur financial obligations to such Third Party, unless Kiniksa agrees to bear any such consideration. Such license shall be subject to, and under financial terms to be negotiated in good faith between the Parties, taking into account the value of such GNE Patent Rights and GNE Know-How and the contributions made by GNE to the development, commercialization and manufacture of such Reversion Product(s), and the circumstances of termination of the Agreement. If the Parties fail to reach agreement on the financial terms of such license within [***] days following GNE’s timely receipt of a Continuation Election Notice, or a later date agreed to by each of the Parties, then such dispute shall be referred to the officers of the Parties for resolution. If the Parties’ officers do not fully resolve such matter within [***] Business Days (or a later date agreed to by each of the Parties) (the “Reversion Negotiation Expiration”), then such financial terms shall be subject to final resolution by baseball binding arbitration pursuant to the terms set forth on Appendix 18.6.1(d).

18.6.2	Direct License

Notwithstanding any provision to the contrary in this Agreement, upon a termination of this Agreement in the entirety (except for a termination of this Agreement under Section 18.2.2 (Termination for Biogen Reversion) (if GNE receives the Stand-By License (as defined in the Biogen Side Letter) from Biogen under the Biogen Side Letter) or Section 18.2.3 (Termination by GNE for Effective Date Rep Failure)): (a) any Compulsory Sublicense shall remain in full force and effect as may be required by Applicable Law and, to the extent permitted by Applicable Law, GNE shall assign such Compulsory Sublicense to Kiniksa; and (b) upon the written request of any permitted Sublicensee under a valid sublicense agreement granted by GNE pursuant to Section 2.2 (Sublicense), Kiniksa agrees to enter into a direct license grant to such Sublicensee consistent in scope with the rights sublicensed to such Sublicensee under this Agreement; provided that (i) such permitted Sublicensee is not then in breach of its sublicense agreement and did not cause any breach by GNE that gave rise to a termination of this Agreement by Kiniksa under Section 18.2.1 (Termination for Breach) and (ii) agrees to be bound by all applicable terms and conditions of this Agreement, including rendering directly to

Kiniksa all payments and other obligations due to Kiniksa related to such sublicense agreement (including all event payments and royalty payments).

18.6.3	Other Obligations

Upon a termination of this Agreement in the entirety (except for a termination of this Agreement under Section 18.2.2 (Termination for Biogen Reversion) (if GNE receives the Stand-By License (as defined in the Biogen Side Letter) from Biogen under the Biogen Side Letter) or Section 18.2.3 (Termination by GNE for Effective Date Rep Failure)):

18.6.3.1	Obligations Related to Ongoing Activities

If Kiniksa does not provide timely Continuation Election Notice, then GNE (a) shall have the right to cancel all ongoing obligations and (b) shall complete all non-cancellable obligations at its own expense.

If Kiniksa provides such timely Continuation Election Notice, then from the date of notice of termination until the effective date of termination, with respect to the Reversion Products, GNE shall continue activities, including preparatory activities, ongoing as of the date of notice of termination. However, GNE shall not be obliged to initiate any new activities not ongoing at the date of notice of termination.

After the effective date of termination, GNE shall have no obligation to perform or complete any activities or to make any payments for performing or completing any activities under this Agreement, except as expressly stated herein.

Notwithstanding the foregoing, upon the request of Kiniksa, GNE shall complete any Clinical Studies related to the Reversion Product(s) that are being conducted under its IND for such Reversion Product(s) and are ongoing as of the effective date of termination; provided, however, that (i) both Kiniksa and GNE in their reasonable judgment have concluded that completing any such Clinical Studies does not present an unreasonable risk to patient safety; (ii) GNE shall have no obligation to recruit or enroll any additional patients after the effective date of termination; and (iii) Kiniksa agrees to reimburse GNE for all of its development costs that arise after the effective date of termination in completing such Clinical Studies.

18.6.3.2	Obligations Related to Manufacturing

(a)	Clinical Supplies

Upon Kiniksa’s request, GNE shall transfer all existing and available clinical material solely relating to Reversion Products to Kiniksa at [***]. GNE shall have no obligation to perform any additional activities concerning the clinical supplies (e.g., retesting, analyses). Upon such transfer Kiniksa shall assume all liability for the use of such material.

(b)	Commercial Supplies

Upon the request of Kiniksa, with respect to the Reversion Product, GNE shall (itself or through its Third Party contractor), if necessary during the transition of manufacturing responsibilities back to Kiniksa or its designee, manufacture and supply reasonable amounts of such Reversion Product to Kiniksa under a manufacturing transfer and transition plan for a period that shall not exceed [***] from the effective date of the termination of this Agreement at a price to be agreed by the Parties in good faith, but in no event exceeding [***], whether such Reversion Product is manufactured for GNE through a Third Party contract or by GNE itself (or through its Affiliates), as calculated on a consistent basis according to its then current accounting procedures. Kiniksa shall use Commercially Reasonable Efforts to take over the manufacturing as soon as possible after the effective date of termination.

Subject to Section 18.6.3.3(c) (Limitations on Grant-Backs; Transfer Expenses), if GNE is unwilling to transfer proprietary cell lines, growth media, culture media or disclose proprietary technical development/manufacturing know-how that is necessary to continue manufacturing of a commercialized Reversion Product to the extent applicable to such termination, then GNE may elect to either supply Kiniksa (i) indefinitely on terms to be negotiated, or (ii) until such time as GNE successfully transfers the process to a Third Party contract manufacturing organization acceptable to GNE.

18.6.3.3	Limitations on Grant-Backs; Transfer Expenses
(a)	Irrespective of any provision to the contrary in Section 18.6 (Consequences of Termination), all transfers and licenses from GNE to Kiniksa (or other obligations of GNE) under Section 18.6 (Consequences of Termination) are solely with respect to Reversion Product(s) to the extent applicable to such termination that are not Combination Product(s) or Diagnostic Product(s). Such transfers, licenses and obligations do not extend to other therapeutically active ingredients or products, even if physically mixed, combined or packaged together with a Reversion Product, and even if a Reversion Product is intended (according to the investigation plan, proposed labeling or actual labeling, as applicable) for use with such other therapeutically active ingredients or products.
(b)	Irrespective of any provision to the contrary in Section 18.6 (Consequences of Termination), in connection with research studies, clinical trials or other activities associated with the development and commercialization of Reversion Products to the extent applicable to such termination, GNE may have collected (i) personally identifiable information about individual human subjects or (ii) human biological samples (collectively, “PII/Samples”). Legal and contractual restrictions may apply to such PII/Samples. GNE shall have no obligation to transfer such PII/Samples unless necessary for the continued development of the Reversion Product, in which case GNE shall not be obliged to transfer any PII/Samples that GNE in good faith believes, based on the advice of legal counsel, would be prohibited or would subject GNE to potential liability by reason of Applicable Law, contractual restrictions or insufficient patient consent. If GNE transfers any such PII/Samples, the Parties will enter into the relevant agreements under applicable data privacy laws (such as a data transfer agreement) when required in accordance with Section 7.3 (Data Privacy). Upon the transfer of such PII/Samples by GNE, Kiniksa shall use such PII/Samples for the sole purpose of developing and commercializing the Reversion Product, and Kiniksa shall be responsible for the correct and lawful use of the PII/Sample in compliance with the applicable data protection laws, the informed consent forms and privacy notices (including but not limited to potential re-consenting of the patients at Kiniksa’s costs if the legal basis for the processing of the patients’ data was their explicit consent).
(3)	Except as expressly required under Section 18.6.3.2(b), with respect to Reversion Products that are biologics, GNE shall be under no obligation to provide proprietary cell lines, growth media, culture media, or disclose proprietary technical development/manufacturing know-how, except, upon Kiniksa’s request, the Parties will discuss in good faith to what extent and under which conditions (which at GNE’s option may include only providing to a CMO approved by GNE) GNE will provide to Kiniksa such proprietary cell lines, growth media, culture media, or disclose proprietary technical development/manufacturing know-how that is necessary for Kiniksa continue the development or manufacture of Reversion Products.

(4)	Irrespective of any provision to the contrary in Section 18.6 (Consequences of Termination), Kiniksa shall promptly reimburse GNE for [***] incurred by or on behalf of GNE for transfer activities from GNE to Kiniksa under Section 18.6.1 (Effects of Termination) (“GNE Transfer Activities”), except that transfer activities corresponding to the return of material remains, data, reports, records, documents, Regulatory Filings and Marketing Authorizations originally provided by Kiniksa to GNE (“Kiniksa-Originated Transfer Activities”) shall be [***]. If Kiniksa desires GNE Transfer Activities other than Kiniksa-Originated Transfer Activities, then Kiniksa shall make a payment to GNE of [***] US dollars (US$[***]) (“Minimum Transfer Payment”); provided that such Minimum Transfer Payment need not be paid if this Agreement was terminated by Kiniksa for GNE’s material breach under Section 18.2.1 (Termination for Breach) or by GNE under Section 18.4 (Termination by GNE without a cause). The Minimum Transfer Payment shall be non-refundable, but shall be fully creditable against Kiniksa’s reimbursement for the GNE Transfer Activities. GNE shall be under no obligation to provide GNE Transfer Activities (beyond than Kiniksa-Originated Transfer Activities) prior to receipt, if applicable pursuant to the foregoing, of the Minimum Transfer Payment or if the Minimum Transfer Payment is received after the effective date of the termination.
(5)	Unless otherwise agreed to by the Parties, the transfer of physical materials contemplated under this Section 18.6.3 (Other Obligations), except in conjunction with such future toll manufacturing obligations as may apply under Section 18.6.3.2(b) (Obligations Related to Manufacturing), if applicable, shall be delivered, at GNE’s option, [***] (Incoterms 2020).
(6)	Notwithstanding any provision to the contrary in this Article 18 (Term and Termination) or elsewhere in this Agreement, no licenses or rights are granted by GNE to Kiniksa under any information, data, proprietary materials or other intellectual property rights whether or not patentable that are owned or controlled by Flatiron Health Inc., a Delaware corporation or Foundation Medicine, Inc., a Delaware corporation.

18.6.4	Royalty and Payment Obligations

Termination of this Agreement by a Party, for any reason, shall not release GNE from any obligation to pay royalties or make any payments to Kiniksa that are accrued prior to the effective date of termination. Termination of this Agreement by a Party, for any reason, will release GNE from any obligation to pay royalties or make any payments to Kiniksa hereunder that would otherwise become payable on or after the effective date of termination.

18.6.5	License to GNE Upon Biogen Reversion

In the event this Agreement is terminated pursuant to Section 18.2.2 (Termination for Biogen Reversion) and such termination is not directly attributable to any breach of this Agreement by any member of the GNE Group, then:

(a)	if any Licensed IP remains in Kiniksa’s Control after the effective date of termination of the Biogen APA, but prior to Kiniksa taking such actions and executing such documents to assign to Biogen all of its rights, title, and interests in and to the Purchased Assets (as such term is defined in the Biogen APA) pursuant to Section 8.3(c) of the Biogen APA, then until such time as ownership of such Purchased Assets vests in Biogen, Kiniksa hereby grants GNE an exclusive, sublicensable (through multiple tiers), fully paid up, irrevocable and royalty-free license, under any interest Kiniksa may have in the Purchased Assets, to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold Licensed Antibodies and Licensed

Products in the Field in the Territory; and

(b)	if any Licensed IP other than the Purchased Assets (as such term is defined in the Biogen APA) remains in Kiniksa’s Control after the effective date of the termination of the Biogen APA, Kiniksa hereby grants GNE a non-exclusive, sublicensable (through multiple tiers), fully paid up, irrevocable and royalty-free license, under any interest Kiniksa may have in such Licensed IP, to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold Licensed Antibodies and Licensed Products in the Field in the Territory.

18.7	Survival

Article 1 (Definitions) (to the extent necessary to interpret this Agreement), Articles 9 (Payment), 10 (Accounting and Reporting) and 12 (Auditing) each to the extent payment obligations exist at the time of termination, Article 11 (Taxes) to the extent such were incurred at the time of termination, Section 13.1 (Ownership of Inventions); Article 15 (Indemnification), Article 16 (Liability), Article 17 (Confidential Information), Article 18 (Term and Termination), and Section 20.1 (Governing Law; Jurisdiction); Section 20.3 (Jurisdiction; Consent to Forum) shall survive any expiration or termination of this Agreement for any reason.

19.	Bankruptcy

All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by Kiniksa to GNE are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. Unless GNE elects to terminate this Agreement, the Parties agree that GNE, as a licensee or sublicensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

20.	Miscellaneous

20.1	Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of New York, without reference to its conflict of laws principles. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of New York, without regard to its conflicts of laws that would require the application of any other law.

20.2	Disputes

In the event of the occurrence of dispute, the Parties shall first refer such dispute to their respective Alliance Managers for attempted resolution by such Alliance Managers within [***] days after such referral. If such dispute is not resolved within such [***] day period, either Kiniksa and Genentech may, by written notice to the other, have such dispute referred to respective officers of the Parties designated below or their designees, for good faith negotiations attempting to resolve the dispute within [***] days after such dispute is referred to such officers, or such longer period as the Parties may agree. The designated executive officers are as follows:

For Kiniksa:CEO

For GNE:Head of Pharma Partnering

20.3	Jurisdiction; Consent to Forum

For any dispute under this Agreement that cannot be resolved in accordance with Section 20.2 (Disputes), each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the federal courts located in the Eastern District of the State of New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such matter shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. Any proceeding brought by either Party under this Agreement shall be exclusively conducted in the English language.

20.4	Assignment

Except as provided in this Section 20.4 (Assignment), neither Party may assign or otherwise transfer this Agreement, or any part thereof (including any rights or obligations hereunder) without the prior written approval of the other Party. Notwithstanding the foregoing, a Party may assign this Agreement in its entirety without such consent (but with prior prompt written notice thereafter), (a) to any of its Affiliates; (b) in the context of a Change of Control of the Party seeking to assign, in which case such Party in its sole discretion may assign its rights and obligations under this Agreement to, as applicable, such Affiliate or acquirer; or (c) in connection with a sale of all or substantially all of the assets to which this Agreement relates; provided in each case ((a) - (c)), (i) the person to which this Agreement is so assigned expressly agrees in writing to assume and be bound by all obligations of the assigning Party under this Agreement, and (ii) if Kiniksa is the assigning Party, such person assumes the Biogen APA and is assigned all Licensed IP (and Kiniksa’s interest in Joint Patent Rights or the Joint Know-How) and otherwise fully enabled with all the rights of Kiniksa or its Affiliates to perform the obligations of Kiniksa under this Agreement and the Biogen APA.  Any permitted assignment shall be binding on the successors of the assigning Party. Any purported assignment in violation of this Section 20.4 (Assignment) will be void and of no force and effect.

20.5	Debarment

Kiniksa represents and warrants that neither Kiniksa (or its Affiliates) nor Kiniksa’s (or its Affiliates’) employees have ever been debarred under 21 U.S.C. §335a, disqualified under 21 C.F.R. §312.70 or §812.119, sanctioned by a Federal Health Care Program (as defined in 42 U.S.C §1320 a-7b(f)), including the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar Federal or state agency or program. In the event Kiniksa (or its Affiliates) or an employee of Kiniksa (or of its Affiliates) that is conducting any Kiniksa Transition Activities, or GNE (or its Affiliates) or an employee of GNE (or of its Affiliates) that is conducting any activities under this Agreement, receives notice of debarment, suspension, sanction, exclusion, ineligibility or disqualification under the above-referenced statutes, then such Party shall ensure the concerned entity or individual shall not continue to perform activities in connection with Licensed Antibodies or Licensed Products, and, in the case of Kiniksa, Kiniksa shall immediately notify GNE in writing of any such debarment.

20.6	Use of Affiliates

Each Party may exercise its rights or perform its obligations under this Agreement personally or through one or more of its Affiliates; provided that such Party shall nonetheless be primarily liable for the performance of its Affiliates and for any failure by its Affiliates to comply with the restrictions, limitations and obligations set forth in this Agreement and applicable to such Party.

20.7	Independent Contractor

No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without said Party’s prior written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Kiniksa’s legal relationship to GNE under this Agreement shall be that of independent contractor, and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

20.8	Unenforceable Provisions and Severability

If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties. However, the remainder of this Agreement will remain in full force and effect; provided that the material interests of the Parties are not affected, i.e., the Parties would presumably have concluded this Agreement without the unenforceable provisions.

20.9	Waiver

The failure by either Party to require strict performance or observance of any obligation, term, provision, or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective Party to require such performance or observance. The waiver by either Party of a breach of any obligation, term, provision or condition hereunder shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition.

20.10	Remedies

No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

20.11	Interpretation

Except where the context expressly requires otherwise:

(a)	the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa),
(b)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”,
(c)	the word “will” shall be construed to have the same meaning and effect as the word “shall”,
(d)	any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),

(e)	any reference herein to any Party or Third Party or person shall be construed to include the Party’s or Third Party’s or person’s permitted successors and assigns,
(f)	the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,
(g)	all references herein to Articles, Sections, Appendices or Exhibits (as applicable) shall be construed to refer to Articles, Sections, Appendices or Exhibits of this Agreement, and references to this Agreement include all Appendices hereto,
(h)	references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and
(i)	the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”.

20.12	Force Majeure

Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in achieving any objective, satisfying any condition, or performing any obligation under this Agreement to the extent, and for so long as, such failure or delay is caused by or results from one or more Force Majeure Events; provided that the affected Party gives the other Party prompt written notice of any such Force Majeure Event and the cessation thereof; and provided further that the affected Party will notify the other Party in writing of any Force Majeure Event that may affect its performance under this Agreement as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under this Agreement is expected to continue based on currently available information, and will promptly undertake and continues to use reasonable efforts to cure such failure or delay resulting from the Force Majeure Event as soon as practicable and to mitigate its effects, and promptly resumes performance whenever such Force Majeure Event is removed. Any deadline or time period affected by such a Force Majeure Event or a Party’s failure to perform resulting therefrom shall be extended automatically by the number of days equal to the number of days that such Force Majeure Event or failure persisted. If a Force Majeure Event persists for more than [***] days, then the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such force majeure and executes such plan within such timeframe. Notwithstanding the foregoing, the Parties shall not be obliged to negotiate any modification of the terms of this Agreement due to COVID-19 within the first [***] after the Effective Date.  Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder due to any such Force Majeure Event circumstances affecting such Party.

20.13	Entire Understanding

This Agreement together with the Biogen Side Letter contains the entire understanding between the Parties hereto with respect to the within subject matter and supersedes any and all prior agreements, understandings and arrangements, whether written or oral including, effective as of the Effective Date, including that certain Non-Disclosure Agreement by and between Hoffmann-La Roche Inc. (an Affiliate of GNE) and Kiniksa effective July 8, 2019, as amended by that certain First Amendment to Non-Disclosure Agreement effective as of May 25, 2021 and that certain Second Amendment to Non-Disclosure Agreement effective as of June 30, 2022 (provided that all information disclosed or exchanged under such agreement will be treated as Confidential Information hereunder); provided that, if this Agreement is terminated prior to the

Effective Date, then the foregoing referenced Non-Disclosure Agreement shall remain in effect in accordance with its terms.

20.14	Amendments

No amendments of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

20.15	Invoices

All invoices that are required or permitted hereunder shall be in writing and sent by Kiniksa to GNE at the following address or such other address as GNE may later provide:

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20.16	Notice

All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Kiniksa, to:	Kiniksa Pharmaceuticals (UK), Ltd. Third Floor 23 Old Bond Street London, UK, W1S 4PZ Attention: Chief Commercial Officer
with a copy to:	Kiniksa Pharmaceuticals Corp. 100 Hayden Ave. Lexington, MA 02421 United States Attention: General Counsel
and a copy to (which will not constitute notice):	Ropes & Gray LLP 800 Boylston Street; Prudential Tower Boston, MA 02199 Attention: Hannah H. England Email: Hannah.England@ropesgray.com
if to GNE, to:	F. Hoffmann-La Roche Ltd [**]
and:	Genentech, Inc. [**]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

20.17	Business Day Requirements

Except as may be otherwise specified in a Pharmacovigilance Agreement or in Section 20.18 (Antitrust and Competition), if any notice or other action or omission is required to be taken by a Party under this Agreement on, or by a day that is not a Business Day, then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day for such Party.

20.18	Antitrust and Competition

20.18.1	Antitrust Filing

The Parties shall each, as promptly as practicable after the Execution Date, file or cause to be filed with the FTC, DOJ, and any other applicable Governmental Authority, any Antitrust Filings required under Antitrust Law with respect to the transactions contemplated hereby; provided that the Parties shall each make the Antitrust Filing within [***] Business Days after the Execution Date and shall use reasonable efforts to make such Antitrust Filing within [***] Business Days after the Execution Date. The Parties shall use their reasonable best efforts to respond promptly to any requests for additional information made by such agencies, and to cause the waiting period (and any extension thereof) under Antitrust Laws to terminate or expire and resolve any objections by any Governmental Authority at the earliest possible date.  For the purposes of this Section 20.18.1 (Antitrust Filing) only, “reasonable best efforts” shall not require either Party to (i) divest, license, sell or hold separate any assets, businesses or properties or enter into any consent decree or assume any other obligations with respect to the ongoing operations of such Party or its Affiliates, or (ii) defend any judicial or administrative litigation. [***].

20.18.2	Cooperation and Assistance

In connection with obtaining clearance under the HSR Act, each Party shall (i) cooperate with each other in connection with any investigation or other inquiry relating to an Antitrust Filing and the transactions contemplated hereby; (ii) keep the other Party or its counsel informed of any communication received from or given to any Governmental Authority relating to the Antitrust Filing and the transactions contemplated hereby (and provide a copy to the other Party if such communication is in writing); (iii) reasonably consult with each other in advance of any meeting or conference with any Governmental Authority, and, to the extent permitted by any Governmental Authority, give the other Party or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other Party or its counsel to review in advance, and in good faith consider the views of the other Party or its counsel and incorporating where appropriate, concerning, any submission, filing or communication (and documents submitted therewith) intended to be given to any Governmental Authority.

20.18.3	Effective Date; Effective Date Representations and Warranties

If an Antitrust Filing is made, then, subject to Section 18.2.3 (Termination by GNE for Effective Date Rep Failure), the Effective Date shall occur one Business Day immediately following the Antitrust Clearance Date. Upon the Effective Date, Kiniksa shall deliver to GNE a written certification from an officer of Kiniksa certifying that all the Fundamental Representations remain true and correct as of such date as though then made; provided that if (i) Kiniksa is unable or fails to make such a certification as to any Fundamental Representation, or (ii) any Fundamental Representation is no longer true and correct as of such date as though then made on the Execution Date (whether or not notified to GNE as required in this Section 20.18.3 (Effective

Date; Effective Date Representations and Warranties)) (in each case (i) - (ii) a “Rep Failure”), then GNE may, in its sole discretion, either (x) in writing waive any such Rep Failure for the purposes of determining the Effective Date, in which case the Effective Date shall occur as otherwise determined by Section 1.49 (Effective Date) or (y) terminate this Agreement pursuant to Section 18.2.3 (Termination by GNE for a Rep Failure Prior to the Effective Date).

Concurrently with the Effective Date (or prior to as the case may be), the Biogen APA Amendment, and each of a certain Asset Transfer Agreement and a certain Side Letter (in each case between Kiniksa and Kiniksa Parent), will become effective in accordance with their terms.

20.18.4	Provisions Effective on Execution Date

This Agreement shall not become effective until the Effective Date (as determined in accordance with Section 20.18.4 (Effective Date; Effective Date Representation and Warranties) and Section 1.49 (Effective Date)) except for the following provisions, which shall become effective as of the Execution Date: Article 1 (Definitions), Article 14 (Representations, Warranties and Covenants), Article 17 (Confidential Information); Section 18.2.3 (Termination by GNE for Effective Date Rep Failure), Section 18.6.1 (Effects of Termination) (solely with respect to the first sentence thereof), and Article 20 (Miscellaneous).

Concurrently with execution and delivery of this Agreement by each of the Parties, the Biogen Side Letter, the Biogen APA Amendment, and each of a certain Asset Transfer Agreement and a certain Side Letter (in each case between Kiniksa and Kiniksa Parent), are each to be executed and delivered by all parties thereto, and, notwithstanding any provision to the contrary in this Agreement, the Execution Date shall not occur unless each such agreement is so executed and delivered by the parties thereto.

20.18.5	Outside Date

This Agreement will terminate (a) at the election of either Party, immediately upon written notice to the other Party, if the FTC or DOJ, or an equivalent authority in the European Union (including, for the avoidance of doubt, the United Kingdom despite it potentially leaving the European Union), seeks a permanent injunction under applicable antitrust and non-competition laws against Kiniksa and GNE to enjoin the transactions contemplated by this Agreement; or (b) at the election of either Party, immediately upon written notice to the other Party, in the event that the Antitrust Clearance Date will not have occurred on or prior to [***] days after the Execution Date, provided that the Parties have not agreed in writing to extend the Antitrust Clearance Date.  In the event of such termination, all rights and licenses granted hereunder will terminate and this Agreement will be of no further force and effect.

20.19	Counterparts; e-Signatures

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  For purposes hereof, an e-Signature or email with attached pdf copy, of this Agreement, including the signature pages hereto, will be deemed to be an original.  The Parties agree that execution of this Agreement by e-Signatures (as defined below) shall have the same legal force and effect as the exchange of original signatures. Pursuant to this Agreement, “e-Signature” shall mean a signature that consists of one or more letters, characters, numbers or other symbols in digital form incorporated in, attached to or associated with the electronic document, that (a) is unique to the person executing the signature; (b) the technology or process used to make the signature is under the sole control of the person making the signature; (c) the technology or process can be used to identify the person using the technology or process; and (d) the electronic signature can be linked with an electronic document in such a way that it can be used to determine whether the electronic document has been changed since the electronic signature was incorporated in, attached to or associated with the electronic document.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Execution Date.

Kiniksa Pharmaceuticals (UK), Ltd. /s/ Ross Moat Name: Ross Moat Title: Director

F. Hoffmann-La Roche Ltd /s/ James Sabry Name: James Sabry Title: EVP, Global Head, Pharma Partnering	/s/ Peter Trybus Name: Peter Trybus Title: Authorized Signatory

Genentech, Inc. /s/ Edward Harrington Name: Edward Harrington Title: CFO Genentech

Appendix 1.96

Kiniksa Development Plan

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Appendix 1.148

Tech Transfer Plan

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Appendix 6.1.2.2

Kiniksa Clinical Supply Obligation for GNE Development

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Appendix 14.1.2

Disclosure Schedule for Section 14.1.2

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Appendix 14.1.4

Licensed IP

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Appendix 17.4

Form of Kiniksa Press Release

Kiniksa Pharmaceuticals Announces Global License Agreement with Genentech for Vixarelimab

– Kiniksa to receive $100 million in upfront and near-term payments –

– Kiniksa is eligible to receive development and commercial milestones as well as royalties on net sales –

– Global license includes development and commercialization rights to vixarelimab –

HAMILTON, BERMUDA – August [X], 2022 – Kiniksa Pharmaceuticals, Ltd. (Nasdaq: KNSA) (Kiniksa), a biopharmaceutical company with a portfolio of assets designed to modulate immunological pathways across a spectrum of diseases, today announced a global license agreement with Roche and Genentech, a member of the Roche Group (Genentech), for the rights to develop and commercialize vixarelimab, a fully human monoclonal antibody targeting oncostatin M receptor beta (OSMRβ).

“We are proud to have advanced vixarelimab from a preclinical-stage asset through Phase 2 clinical studies. Our work underscores the differentiated potential of the OSMRβ mechanism as well as its potential to help patients with serious unmet need,” said Sanj K. Patel, Chairman and Chief Executive Officer of Kiniksa. “The agreement provides an optimal infrastructure for the further development of vixarelimab. We plan to allocate the non-dilutive capital received from this transaction towards synergistic opportunities across our portfolio, including the expansion of our ARCALYST cardiovascular franchise.”

Under the terms of the global license agreement, Kiniksa will receive $100 million in upfront and near-term payments, and is eligible to receive up to approximately $600 million in certain clinical, regulatory, and sales-based milestones, before fulfilling upstream financial obligations. Kiniksa is also eligible to receive royalties on annual net sales. Genentech will obtain rights for the development and commercialization of vixarelimab. The transaction is subject to certain closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976 and other customary closing conditions.

Genentech will focus development of vixarelimab in fibrosis, where oncostatin M (OSM)-mediated pathogenesis is thought to be an important pathway for intervention in multiple fibrotic indications.

“Pursuing novel therapies in fibrosis is central to Genentech’s focus on developing medicines for patients with respiratory diseases,” said James Sabry, Global Head of Roche Pharma Partnering. “Developing vixarelimab, a first-in-class fully human monoclonal antibody, in fibrosis is another example of how we are taking an innovative approach to meet patients’ unmet needs.”

Kiniksa has completed screening patients for the Phase 2b clinical trial of vixarelimab in prurigo nodularis. The company plans to complete the trial but will no longer disclose data in the second half of 2022.

About Kiniksa

Kiniksa is a biopharmaceutical company focused on discovering, acquiring, developing, and commercializing therapeutic medicines for patients suffering from debilitating diseases with significant unmet medical need. Kiniksa’s portfolio assets, ARCALYST, KPL-404, and mavrilimumab, are based on strong biologic rationale or validated mechanisms, target underserved conditions, and offer the potential for differentiation. These assets are designed to modulate immunological pathways across a spectrum of diseases. For more information, please visit www.kiniksa.com.

About Vixarelimab

Vixarelimab is an investigational fully human monoclonal antibody that targets oncostatin M receptor beta (OSMRβ), which mediates signaling of interleukin-31 (IL-31) and oncostatin M (OSM), two key cytokines implicated in pruritus, inflammation, and fibrosis.

Kiniksa Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these identifying words. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation, statements regarding the licensing of vixarelimab from Kiniksa to Genentech, including (i) anticipated upfront, near-term, milestone and royalty payments under such agreement, (ii) statements regarding the agreement providing an optimal infrastructure for the further development of vixarelimab and (iii) Kiniksa’s plan to allocate the non-dilutive capital received from the transaction towards synergistic opportunities across its portfolio, including the expansion of its ARCALYST cardio-inflammatory franchise; Kiniksa’s plan to complete its Phase 2b clinical trial of vixarelimab in prurigo nodularis; Genentech’s plans for the future development of vixarelimab, including in fibrosis, where oncostatin M (OSM)-mediated pathogenesis is thought to be an important pathway for intervention in multiple fibrotic indications; and Kiniksa’s beliefs about the mechanisms of action of vixarelimab and potential impact of its approach in pruritis, inflammation and fibrosis.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including without limitation, the following: ours and Genentech’s ability to obtain antitrust clearance and close the proposed transaction in a timely manner; Genentech’s ability to demonstrate safety and efficacy of vixarelimab in their chosen indications to the satisfaction of applicable regulatory authorities; our ability to realize anticipated near-term payments and milestone and royalty payments under the agreement; our ability to successfully execute on potential synergistic opportunities, including an expansion of  our ARCALYST cardio-inflammatory franchise; the impact of the COVID-19 pandemic and measures taken in response to the pandemic; and changes in our operating plan.

These and other important factors discussed in our filings with the U.S. Securities and Exchange Commission (the SEC), including under the caption “Risk Factors” contained therein, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

ARCALYST® is a registered trademark of Regeneron Pharmaceuticals, Inc. All other trademarks are the property of their respective owners.

Every Second Counts!®

Kiniksa Investor and Media Contact

Rachel Frank

(339) 970-9437

rfrank@kiniksa.com

Appendix 18.6.1(d)

Baseball Arbitration

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